Exhibit 4.1

EXECUTION VERSION

TRANSDIGM INC.,

TRANSDIGM GROUP INCORPORATED,

THE GUARANTORS named herein,

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee and US Collateral Agent

and

THE BANK OF NEW YORK MELLON,

as UK Collateral Agent

INDENTURE

Dated as of February 27, 2024

6.375% Senior Secured Notes due 2029

APPENDIX AND EXHIBITS

RULE 144A/REGULATION S APPENDIX

Exhibit A to the Rule 144A/Regulation S Appendix FORM OF NOTE

v

INDENTURE dated as of February 27, 2024, among TransDigm Inc., a Delaware corporation (the “Company”), TransDigm Group Incorporated, a Delaware corporation (“Holdings”), the Guarantors (as herein defined), The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”) and a notes collateral agent (the “US Collateral Agent”), and The Bank of New York Mellon, as a notes collateral agent (the “UK Collateral Agent”; each of the US Collateral Agent and the UK Collateral Agent, individually, a “Notes Collateral Agent” and, collectively, the “Notes Collateral Agents”).

The Company, Holdings, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as herein defined):

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

“2010 Transactions” means the closing of the Acquisition, the offering of the 2018 Notes on December 14, 2010, the borrowings made on December 14, 2010 pursuant to the Credit Facilities and the repayment of certain Indebtedness of the Company and Holdings with the proceeds of such borrowings and issuance of the 2018 Notes.

“2014 Transactions” means the offering of the 2022 Notes and the 2024 Notes on June 4, 2014, the borrowings made on June 4, 2014 pursuant to the Credit Facilities and the repayment of the 2018 Notes with the proceeds of such offerings and borrowings.

“2015 Transactions” means the offering of the 2025 Notes on May 14, 2015 and the borrowings by the Company of up to $1,040,000,000 of term loans due 2022 pursuant to the Credit Facilities.

“2016 Transactions” means the offering of the 2026 Notes on June 9, 2016 and the borrowings by the Company of up to $500,000,000 of term loans due 2023 pursuant to the Credit Facilities.

“2018 Notes” means the Company’s 7.75% Senior Subordinated Notes due 2018 issued under the Indenture dated December 14, 2010 among the Company, Holdings, the subsidiary guarantors from time to time party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee.

“2018 Transactions” means the offering of the UK Notes on May 8, 2018 and the borrowings by the Company of up to $700,000,000 of tranche E term loans due 2023 pursuant to the Credit Facilities.

“2019 Transactions” means the offering of the 2027 5.50% Notes on November 13, 2019 and the redemption of the 2022 Notes with the proceeds of such offering.

“2020 Notes” means the Company’s 5.500% Senior Subordinated Notes due 2020 issued under the Indenture dated October 15, 2012, among the Company, Holdings, the subsidiary guarantors from time to time party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee.

“2020 Transactions” means the offering of the 2025 Secured Notes on April 8, 2020 and the additional offering of the 2026 Secured Notes on April 17, 2020.

“2021 Transactions” means the (i) offering of the 2029 4.625% Notes on January 20, 2021 and the redemption of the 2024 Notes with the proceeds of such offering and (ii) offering of the 2029 4.875% Notes on April 21, 2021 and the redemption of the 2025 Notes with the proceeds of such offering.

“2022 Notes” means the Company’s 6.000% Senior Subordinated Notes due 2022 issued under the Indenture dated June 4, 2014, among the Company, Holdings, the subsidiary guarantors from time to time party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee.

“2023 Transactions” means the (i) offering of the 2028 Secured Notes on February 24, 2023 and the amendment and refinancing of the Company’s tranche E and tranche F term loans under the Credit Facilities using the proceeds of such offering and the proceeds from the issuance of new tranche I term loans under the Credit Facilities, (ii) offering of additional 2028 Secured Notes on March 9, 2023 and the redemption of the 2025 Secured Notes with the proceeds of such offering, (iii) offering of the 2030 6.875% Secured Notes on August 18, 2023 and the redemption of the 2026 Notes and the UK Notes with the proceeds of such offering, (iv) amendment of the A/R Facility effective July 25, 2023 and (v) offering of the 2031 Secured Notes on November 28, 2023 and the issuance of new tranche J term loans under the Credit Facilities.

“2024 Notes” means the Company’s 6.500% Senior Subordinated Notes due 2024 issued under the Indenture dated June 4, 2014, among the Company, Holdings, the subsidiary guarantors from time to time party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee.

“2025 Notes” means the Company’s 6.500% Senior Subordinated Notes due 2025 issued under the Indenture dated May 14, 2015, among the Company, Holdings, the subsidiary guarantors from time to time party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee.

“2025 Secured Notes” means the Company’s 8.00% Senior Secured Notes due 2025 issued under the 2025 Secured Notes Indenture.

“2025 Secured Notes Collateral Agents” means The Bank of New York Mellon Trust Company, N.A., in its capacity as US collateral agent with respect to the 2025 Secured Notes, and The Bank of New York Mellon, in its capacity as UK collateral agent with respect to the 2025 Secured Notes.

“2025 Secured Notes Indenture” means the Indenture dated April 8, 2020, among the Company, Holdings, the subsidiary guarantors from time to time party thereto, the 2025 Secured Notes Trustee and the 2025 Secured Notes Collateral Agents, governing the 2025 Secured Notes.

“2025 Secured Notes Trustee” means The Bank of New York Mellon Trust Company, N.A., as Trustee with respect to the 2025 Secured Notes, or any successor thereto in such capacity, and any successor or other trustee (and their respective successors) under the 2025 Secured Notes Indenture.

“2026 Notes” means the Company’s 6.375% Senior Subordinated Notes due 2026 issued under the Indenture dated June 9, 2016, among the Company, Holdings, the subsidiary guarantors from time to time party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee.

“2026 Secured Notes” means the Company’s 6.25% Senior Secured Notes due 2026 issued under the 2026 Secured Notes Indenture.

“2026 Secured Notes Collateral Agents” means The Bank of New York Mellon Trust Company, N.A., in its capacity as US collateral agent with respect to the 2026 Secured Notes, and The Bank of New York Mellon, in its capacity as UK collateral agent with respect to the 2026 Secured Notes.

“2026 Secured Notes Indenture” means the Indenture dated February 13, 2019, among the Company, Holdings, the subsidiary guarantors from time to time party thereto, the 2026 Secured Notes Trustee and the 2026 Secured Notes Collateral Agents, governing the 2026 Secured Notes.

“2026 Secured Notes Indenture Secured Parties” has the meaning assigned to the term “Indenture Secured Parties” in the 2026 Secured Notes Indenture.

“2026 Secured Notes Obligations” means all Obligations with respect to the 2026 Secured Notes pursuant to the 2026 Secured Notes, the 2026 Secured Notes Indenture, the Intercreditor Agreement and the security documents relating to the 2026 Secured Notes.

“2026 Secured Notes Trustee” means The Bank of New York Mellon Trust Company, N.A., as Trustee with respect to the 2026 Secured Notes, or any successor thereto in such capacity, and any successor or other trustee (and their respective successors) under the 2026 Secured Notes Indenture.

“2027 5.50% Notes” means the Company’s 5.50% Senior Subordinated Notes due 2027 issued under the Indenture dated November 13, 2019, among the Company, Holdings, the subsidiary guarantors from time to time party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee.

“2027 7.50% Notes” means the Company’s 7.50% Senior Subordinated Notes due 2027 issued under the Indenture dated February 13, 2019, among the Company, Holdings, the subsidiary guarantors from time to time party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee.

“2028 Secured Notes” means the Company’s 6.75% Senior Secured Notes due 2028 issued under the 2028 Secured Notes Indenture.

“2028 Secured Notes Collateral Agents” means The Bank of New York Mellon Trust Company, N.A., in its capacity as US collateral agent with respect to the 2028 Secured Notes, and The Bank of New York Mellon, in its capacity as UK collateral agent with respect to the 2028 Secured Notes.

“2028 Secured Notes Indenture” means the Indenture dated February 24, 2023, among the Company, Holdings, the subsidiary guarantors from time to time party thereto, the 2028 Secured Notes Trustee and the 2028 Secured Notes Collateral Agents, governing the 2028 Secured Notes.

“2028 Secured Notes Indenture Secured Parties” has the meaning assigned to the term “Indenture Secured Parties” in the 2028 Secured Notes Indenture.

“2028 Secured Notes Obligations” means all Obligations with respect to the 2028 Secured Notes pursuant to the 2028 Secured Notes, the 2028 Secured Notes Indenture, the Intercreditor Agreement and the security documents relating to the 2028 Secured Notes.

“2028 Secured Notes Trustee” means The Bank of New York Mellon Trust Company, N.A., as Trustee with respect to the 2028 Secured Notes, or any successor thereto in such capacity, and any successor or other trustee (and their respective successors) under the 2028 Secured Notes Indenture.

“2029 4.625% Notes” means the Company’s 4.625% Senior Subordinated Notes due 2029 issued under the Indenture dated January 20, 2021, among the Company, Holdings and the subsidiary guarantors from time to time party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee.

“2029 4.875% Notes” means the Company’s 4.875% Senior Subordinated Notes due 2029 issued under the Indenture dated April 21, 2021, among the Company, Holdings and the subsidiary guarantors from time to time party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee.

“2030 6.875% Secured Notes” means the Company’s 6.875% Senior Secured Notes due 2030 issued under the 2030 6.875% Secured Notes Indenture.

“2030 6.875% Secured Notes Collateral Agents” means The Bank of New York Mellon Trust Company, N.A., in its capacity as US collateral agent with respect to the 2030 6.875% Secured Notes, and The Bank of New York Mellon, in its capacity as UK collateral agent with respect to the 2030 6.875% Secured Notes.

“2030 6.875% Secured Notes Indenture” means the Indenture dated August 18, 2023, among the Company, Holdings, the subsidiary guarantors from time to time party thereto, the 2030 6.875% Secured Notes Trustee and the 2030 6.875% Secured Notes Collateral Agents, governing the 2030 6.875% Secured Notes.

“2030 6.875% Secured Notes Indenture Secured Parties” has the meaning assigned to the term “Indenture Secured Parties” in the 2030 6.875% Secured Notes Indenture.

“2030 6.875% Secured Notes Obligations” means all Obligations with respect to the 2030 6.875% Secured Notes pursuant to the 2030 6.875% Secured Notes, the 2030 6.875% Secured Notes Indenture, the Intercreditor Agreement and the security documents relating to the 2030 6.875% Secured Notes.

“2030 6.875% Secured Notes Trustee” means The Bank of New York Mellon Trust Company, N.A., as Trustee with respect to the 2030 6.875% Secured Notes, or any successor thereto in such capacity, and any successor or other trustee (and their respective successors) under the 2030 6.875% Secured Notes Indenture.

“2031 Secured Notes” means the Company’s 7.125% Senior Secured Notes due 2031 issued under the 2031 Secured Notes Indenture.

“2031 Secured Notes Collateral Agents” means The Bank of New York Mellon Trust Company, N.A., in its capacity as US collateral agent with respect to the 2031 Secured Notes, and The Bank of New York Mellon, in its capacity as UK collateral agent with respect to the 2031 Secured Notes.

“2031 Secured Notes Indenture” means the Indenture dated November 28, 2023, among the Company, Holdings, the subsidiary guarantors from time to time party thereto, the 2031 Secured Notes Trustee and the 2031 Secured Notes Collateral Agents, governing the 2031 Secured Notes.

“2031 Secured Notes Indenture Secured Parties” has the meaning assigned to the term “Indenture Secured Parties” in the 2031 Secured Notes Indenture.

“2031 Secured Notes Obligations” means all Obligations with respect to the 2031 Secured Notes pursuant to the 2031 Secured Notes, the 2031 Secured Notes Indenture, the Intercreditor Agreement and the security documents relating to the 2031 Secured Notes.

“2031 Secured Notes Trustee” means The Bank of New York Mellon Trust Company, N.A., as Trustee with respect to the 2031 Secured Notes, or any successor thereto in such capacity, and any successor or other trustee (and their respective successors) under the 2031 Secured Notes Indenture.

“A/R Facility” means the Company’s 364-day, $450 million revolving accounts receivable securitization facility, entered into on October 21, 2013, as further described in the Final Offering Memorandum.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or that is assumed in connection with the acquisition of assets from such Person, including Indebtedness incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

“Acquisition” means the acquisition of all the equity interests of McKechnie Aerospace Holdings, Inc., a Delaware corporation, from McKechnie Holdings LLC, pursuant to a Stock Purchase Agreement, dated as of September 25, 2010, by and among McKechnie Holdings LLC, the Company and Holdings.

“Additional Notes” means, subject to the Company’s compliance with Section 4.03 and Section 4.12, 6.375% Senior Secured Notes due 2029 issued from time to time after the Issue Date under the terms of this Indenture (other than pursuant to Section 2.06, 2.07, 2.09 or 3.06 of this Indenture).

“Adjusted Treasury Rate” means, with respect to any redemption date, as provided by the Company, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H. 15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Initial Redemption Date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the date that the applicable redemption notice is first sent or mailed, in each case, plus 0.50%.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing. Notwithstanding the foregoing, no Person (other than the Company or any Subsidiary of the Company) in whom a Securitization Entity makes an Investment in connection with a Qualified Securitization Transaction shall be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

“Applicable Premium” means, with respect to a Note at any redemption date, as provided by the Company, the greater of (1) 1.00% of the principal amount of such Note and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such Note on the Initial Redemption Date (such redemption price exclusive of any accrued and unpaid interest) plus (ii) all required remaining scheduled interest payments due on such Note through the Initial Redemption Date (but excluding accrued and unpaid interest, if any, to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Note on such redemption date.

“Asset Acquisition” means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company of: (a) any Capital Stock of any Restricted Subsidiary of the Company or (b) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales or other dispositions shall not include (i) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $25.0 million, (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted by Section 5.01 hereof or any disposition that constitutes a Change of Control, (iii) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, (iv) disposals or replacements of obsolete equipment in the ordinary course of business, (v) the sale, lease, conveyance, disposition or other transfer by the Company or any Restricted Subsidiary of assets or property to one or more Restricted Subsidiaries in connection with Investments permitted by Section 4.07 hereof or pursuant to any Permitted Investment, (vi) sales of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of “Qualified Securitization Transaction” to a Securitization Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the fair market value thereof as determined in accordance with GAAP (for the purposes of this clause (vi), Purchase Money Notes shall be deemed to be cash), (vii) dispositions of cash or Cash Equivalents, (viii) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien), (ix) the sale, lease, conveyance, disposition, or other transfer of any Equity Interest of an Unrestricted Subsidiary and (x) the sale, lease, conveyance, disposition or other transfer of any asset acquired in connection with a Permitted Investment identified in an Officers’ Certificate delivered to the Trustee at the time of such Permitted Investment or promptly thereafter as “Specified Assets”; provided that the Company will not so identify any such assets unless, at the time thereof, the Company, in its reasonable business judgment, intends to dispose of, or is contemplating the disposition of, such assets following such Permitted Investment; provided further that such sale, lease, conveyance, disposition or other transfer shall have been consummated within 545 days from the date of such Permitted Investment.

“Bank Indebtedness” means all Obligations pursuant to the Credit Facilities.

“Bankruptcy Law” means Title 11, U.S. Code or any similar Federal or state law for the relief of debtors.

“Board of Directors” means (i) with respect to a corporation, the board of directors of the corporation, (ii) with respect to a partnership, the board of directors of the general partner of the partnership, and (iii) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

“Business Day” means any day other than a Legal Holiday.

“Capital Markets Indebtedness” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act or (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S of the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC. The term “Capital Markets Indebtedness” (i) shall not include the Notes (including, for the avoidance of doubt, any Additional Notes) and (ii) for the avoidance of doubt, shall not be construed to include any Indebtedness under the Credit Facilities, commercial bank or similar Indebtedness, Capitalized Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering.”

“Capital Stock” means: (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock, of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the three highest ratings obtainable from either S&P or Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank or by a bank organized under the laws of any foreign country recognized by the United States of America, in each case having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million (or the foreign currency equivalent thereof); (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

“Change of Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or Holdings to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than to the Company (in the case of the assets of Holdings); (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of this Indenture); or (iii) any Person or Group shall become the beneficial owner, directly or indirectly, of shares representing more than 50% of the total ordinary voting power represented by the issued and outstanding Capital Stock of the Company or Holdings.

“Collateral” means (i) all assets and properties subject to Liens created pursuant to any Security Documents to secure the Notes Obligations (including the Guarantees), the Security Documents and this Indenture and (ii) any real property owned by a Grantor that secures other Senior Secured Debt; provided, however, that no Excluded Collateral (as defined in the Security Agreement) shall constitute Collateral.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes all series and classes of such common stock.

“Company” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to the Initial Redemption Date, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to the Initial Redemption Date.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate definition is applicable, the average of three, or such lesser number as is obtained by the Company, Reference Treasury Dealer Quotations for such redemption date.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of such Person’s (i) Consolidated Net Income; and (ii) to the extent Consolidated Net Income has been reduced thereby: (A) (i) all income taxes and foreign withholding taxes, (ii) all taxes based on capital and commercial activity (or similar taxes), and (iii) any taxes that result from (x) the exercise by any holder of warrants, options or other rights to acquire Qualified Capital Stock (other than Qualified Capital Stock that is Preferred Stock) or (y) Dividend Equivalent Payments, in each case, of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period; (B) Consolidated Interest Expense; (C) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period (other than normal accruals in the ordinary course of business), all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP; (D) any extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges (or any amortization thereof) associated with any acquisition, merger or consolidation, in each case, whether or not completed), any severance, relocation, consolidation, closing, integration, facilities opening, business optimization, transition or restructuring costs, charges or expenses (including any costs or expenses associated with any expatriate), any signing, retention or completion bonuses, and any costs associated with curtailments or modifications to pension and postretirement employee benefit plans; (E) any expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Indenture, including a refinancing thereof (whether or not successful) and any amendment or modification to the terms of any such transactions, including such fees, expenses or charges related to the 2010 Transactions, the 2014 Transactions, the 2015 Transactions, the 2016 Transactions, the 2018 Transactions, the 2019 Transactions, the Esterline Transactions, the 2020 Transactions, the 2021 Transactions, the 2023 Transactions or the Transactions; (F) any write-offs, write-downs or other non-cash charges, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period and the write-off or write-down of current assets; (G) the amount of any expense related to, or loss attributable to, minority interests or investments; (H) any expenses related to, or attributed to, non-service related pensions; (I) the amount of any earn-out payments or deferred purchase price in conjunction with acquisitions; (J) any costs or expenses incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of issuance of Qualified Capital Stock of the Company (other than Disqualified Capital Stock that is Preferred Stock); (K) any Dividend Equivalent Payments; (L) any costs or expenses incurred in connection with the start-up or extension of long-term arrangements with customers; and (M) the amount of net cost savings projected by the Company in good faith to be realized as the result of actions to be taken within 24 months of the initiation of any operational change or within 24 months of the consummation of any applicable acquisition or cessation of operations (in each case, calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that the aggregate amount of other cost savings added pursuant to this clause (M) shall not exceed 35.0% of Consolidated EBITDA for any Four-Quarter Period (calculated after giving effect to any adjustment pursuant to this clause (M)) (which adjustments may be incremental to any other pro forma adjustments made pursuant to the terms hereof); and (iii) decreased by

(without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition).

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four-Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which internal financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four-Quarter Period. In addition to, and without limitation of, the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence or repayment of any Indebtedness or the issuance of any Designated Preferred Stock of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or the issuance or redemption of other Preferred Stock (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to revolving credit facilities, occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment or issuance or redemption, as the case may be (and the application of the proceeds thereof), had occurred on the first day of the Four-Quarter Period; and (ii) any Asset Sales or other dispositions or Asset Acquisitions (including any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition and without regard to clause (vi) of the definition of Consolidated Net Income), investments, mergers, consolidations and disposed operations (as determined in accordance with GAAP) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence or assumption of any such Acquired Indebtedness), investment, merger, consolidation or disposed operation, occurred on the first day of the Four-Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such other Indebtedness that was so guaranteed.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”: (i) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and (ii) notwithstanding clause (i) of this paragraph, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. In addition, any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Company, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication: (i) Consolidated Interest Expense; plus (ii) the product of (x) the amount of all cash dividend payments on any series of Preferred Stock of such Person times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then-current effective consolidated Federal, state and local income tax rate of such Person, expressed as a decimal (as estimated in good faith by the chief financial officer of the Company, which estimate shall be conclusive); plus (iii) the product of (x) the amount of all dividend payments on any series of Permitted Subsidiary Preferred Stock times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then-current effective consolidated Federal, state and local income tax rate of such Person, expressed as a decimal (as estimated in good faith by the chief financial officer of the Company, which estimate shall be conclusive); provided that, with respect to any series of Preferred Stock that did not pay cash dividends during such period but that is eligible to pay dividends during any period prior to the maturity date of the Notes, cash dividends shall be deemed to have been paid with respect to such series of Preferred Stock during such period for purposes of this clause (iii).

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication: (1) the aggregate of all cash and non-cash interest expense (net of interest income) with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations, for such period determined on a consolidated basis in conformity with GAAP, but excluding (i) amortization or write-off of debt issuance costs, deferred financing fees, commissions, fees and expenses, (ii) any expensing of bridge, commitment and other financing fees, (iii) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Transaction; and (iv) any prepayment fee or premium paid in connection with the refinancing or repayment of any Indebtedness; (2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; and (3) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP and without any deduction in respect of Preferred Stock dividends; provided that there shall be excluded therefrom to the extent otherwise included, without duplication: (i) gains and losses from Asset Sales (without regard to the $25.0 million limitation set forth in the definition thereof) and the related tax effects according to GAAP; (ii) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP; (iii) all extraordinary, unusual or non-recurring charges, gains and losses (including all restructuring costs, facilities relocation costs, acquisition integration costs and fees, including cash severance payments made in connection with acquisitions, and any expense or charge related to the repurchase of Capital Stock or warrants or options to purchase Capital Stock), and the related tax effects according to GAAP; (iv) the net income (or loss) from disposed or discontinued operations or any net gains or losses on disposal of disposed or discontinued operations, and the related tax effects according to GAAP; (v) any impairment charge or asset write-off (other than the write-off or write-down of current assets), in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP; (vi) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged or consolidated with or into the Company or any Restricted Subsidiary of the Company; (vii) solely for the purpose of determining the amount available for Restricted Payments under clause (ii) of Section 4.07, the net income (but not loss) of any Restricted Subsidiary of the Company (other than a Guarantor) to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of the Company of that income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein; (viii) the net loss of any Person, other than a Restricted Subsidiary of the Company; (ix) the net income of any Person, other than a Restricted Subsidiary of the Company, except to the extent of cash dividends or distributions paid to the Company or a Restricted Subsidiary of the Company by such Person; (x) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; (xi) any non-cash compensation charges and deferred compensation charges, recorded in accordance with GAAP, including any arising from existing stock options resulting from any merger or recapitalization transaction; and (xii) inventory and backlog purchase accounting adjustments and amortization and impairment charges resulting from other purchase accounting adjustments with respect to acquisition transactions. For purposes of clause (ii)(v) of Section 4.07, Consolidated Net Income shall be reduced by any cash dividends paid with respect to any series of Designated Preferred Stock.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash charges, impairments and expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges that require an accrual of, or a reserve for, cash payments for any future period other than accruals or reserves associated with mandatory repurchases of equity securities). For clarification purposes, purchase accounting adjustments with respect to inventory and backlog will be included in Consolidated Non-cash Charges.

“Consolidated Secured Debt” means, as at any date of determination, the Consolidated Total Indebtedness of the Company and the Restricted Subsidiaries that is secured by Liens on assets or property of Holdings, the Company and the Restricted Subsidiaries as of such date.

“Consolidated Secured Net Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Secured Debt as of such date minus Unrestricted Cash as of such date to (b) the Consolidated EBITDA of the Company and the Restricted Subsidiaries for the period of the most recently ended four full consecutive fiscal quarters for which internal financial statements are available on or immediately preceding such date. In any period of four consecutive fiscal quarters in which any Permitted Investment or Asset Sale occurs, the Consolidated Secured Net Debt Ratio shall be determined on a pro forma basis.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (a) the aggregate principal amount of all outstanding Indebtedness of the Company and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Lease Obligations, attributable debt in respect of Sale and Leaseback Transactions and debt obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (and excluding (i) any undrawn letters of credit issued in the ordinary course of business and (ii) Indebtedness of Securitization Entities incurred under clause (xii) of the definition of the term “Permitted Indebtedness”), (b) the aggregate amount of all outstanding Disqualified Capital Stock of the Company and all Disqualified Capital Stock and Preferred Stock of the Restricted Subsidiaries (excluding items eliminated in consolidation), with the amount of such Disqualified Capital Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and Maximum Fixed Repurchase Prices, (c) guarantees and other contingent obligations of the Company and the Restricted Subsidiaries (excluding items eliminated in consolidation and only to the extent related to Indebtedness that would constitute “Consolidated Total Indebtedness” under clause (a) or (b) of this definition), with the amount of such guarantees or other contingent obligations deemed to be an amount equal to the maximum stated amount of the guarantee or contingent obligation or, if none, the stated or determinable amount of the primary Indebtedness in respect of which such guarantee or contingent obligation is made or, if there is no stated or determinable amount of the primary Indebtedness, the maximum reasonably anticipated liability in respect thereof (assuming the Company or such Restricted Subsidiary, as applicable, is required to perform thereunder) as determined by the Company in good faith and (d) Indebtedness that would constitute “Consolidated Total Indebtedness” under clause (a) or (b) of this definition which are secured by any Lien on any property or asset of the Company or any of the Restricted Subsidiaries (excluding items eliminated in consolidation), with the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset and the amount of the obligation so secured, in each case determined on a consolidated basis in accordance with GAAP. For purposes of this definition, the “Maximum Fixed Repurchase Price” of any Disqualified Capital Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock or Preferred Stock as if such Disqualified

Capital Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Company.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 11.01 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Agreement Administrative Agent” means Goldman Sachs Bank USA, as Administrative Agent under the Credit Facilities, or any successor thereto in such capacity, and any successor or other administrative agent (and their respective successors) under any Credit Facility.

“Credit Agreement Collateral Agent” means Goldman Sachs Bank USA, as Collateral Agent under the Credit Facilities, or any successor thereto in such capacity, and any successor or other collateral agent (and their respective successors) under any Credit Facility.

“Credit Facilities” means the second amended and restated credit agreement dated as of June 4, 2014 among the Company, Holdings, the financial institutions party thereto in their capacities as lenders thereunder, Goldman Sachs Bank USA, as administrative agent and collateral agent, and any other agent party thereto, and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, amendments and restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, other credit facilities or commitments thereunder or incurred as “incremental equivalent debt” or similar terms thereunder, including any such replacement, refunding or refinancing facility, or accordion or additional credit agreement, or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09).

“Credit Facilities Secured Parties” means the “Secured Parties” as defined under the Credit Facilities.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

“Debenture” means the Debenture, dated as of the Issue Date, among TransDigm UK and the UK Collateral Agent, as amended, restated, amended and restated, renewed, replaced, supplemented or otherwise modified from time to time.

“Debenture Collateral” means all the assets and undertakings of TransDigm UK which from time to time are subject of the security interest created or expressed to be created in favour of the UK Collateral Agent by or pursuant to the Debenture.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” has the meaning set forth in the Appendix hereto.

“Description of Notes” means the “Description of the Notes” section of the Final Offering Memorandum.

“Designated Non-cash Consideration” means any non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate executed by the principal executive officer and the principal financial officer of the Company or such Restricted Subsidiary at the time of such Asset Sale. Any particular item of Designated Non-cash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents.

“Designated Preferred Stock” means Preferred Stock that is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate executed by the principal executive officer and the principal financial officer of the Company, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (ii)(w) of the first paragraph of Section 4.07 hereof.

“Disqualified Capital Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event, (i) matures or is mandatorily redeemable, (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Capital Stock) pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Capital Stock, or (iii) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part; in each case on or prior to the final maturity date of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the final maturity date of the Notes shall not constitute Disqualified Capital Stock if: (A) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described in Sections 4.10 and 4.15 hereof, respectively; and (B) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

For purposes hereof, the amount of any Disqualified Capital Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Capital Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Capital Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Capital Stock as reflected in the most recent internal financial statements of such Person.

“Dividend Equivalent Payment” means a payment in cash or Cash Equivalents to any director, officer or employee of Holdings or any of its Subsidiaries that is a holder of unexercised warrants, options or other rights to acquire Qualified Capital Stock (other than Qualified Capital Stock that is Preferred Stock) of Holdings, which payment represents a dividend or distribution by Holdings that such holder would have received had such holder’s warrants, options or other rights to acquire been exercised on the date of such dividend or distribution.

“Domestic Restricted Subsidiary” means any direct or indirect Restricted Subsidiary of the Company that is incorporated under the laws of the United States of America, any State thereof or the District of Columbia.

“Electronic Means” mean the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

“Equity Offering” means any issuance of Qualified Capital Stock of Holdings or the Company; provided that, in the event such equity issuance is not in the form of a public offering registered under the Securities Act, the proceeds received by the Company directly or indirectly from such offering are not less than $10.0 million.

“Esterline Acquisition” means the acquisition by the Company of Esterline Technologies Corporation, pursuant to the Esterline Acquisition Agreement.

“Esterline Acquisition Agreement” means the agreement and plan of merger dated as of October 9, 2018, as amended, by and among Esterline Technologies Corporation, a Delaware corporation, the Company and Thunderbird Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Company.

“Esterline Transactions” means the closing of the Esterline Acquisition, including the repayment of Indebtedness of Esterline Technologies Corporation, and the initial offering of the 2026 Secured Notes and the 2027 7.50% Notes on February 13, 2019, including the redemption of all outstanding 2020 Notes.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Excluded Contribution” means net cash proceeds, Marketable Securities or Qualified Proceeds received by the Company after December 14, 2010 from (i) contributions to its common equity capital and (ii) the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Capital Stock and Designated Preferred Stock) of the Company, in each case designated as Excluded Contributions pursuant to an officers’ certificate executed by an executive vice president and the principal financial officer of the Company on the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, which are excluded from the calculation set forth in clause (ii) of Section 4.07.

“Existing Secured Notes” means the 2026 Secured Notes, the 2028 Secured Notes, the 2030 6.875% Secured Notes and the 2031 Secured Notes.

“Existing Secured Notes Collateral Agents” means the 2026 Secured Notes Collateral Agents, the 2028 Secured Notes Collateral Agents, the 2030 6.875% Secured Notes Collateral Agents and the 2031 Secured Notes Collateral Agents.

“Existing Secured Notes Indenture Secured Parties” means the 2026 Secured Notes Indenture Secured Parties, the 2028 Secured Notes Indenture Secured Parties, the 2030 6.875% Secured Notes Indenture Secured Parties and the 2031 Secured Notes Indenture Secured Parties.

“Existing Secured Notes Obligations” means the 2026 Secured Notes Obligations, the 2028 Secured Notes Obligations, the 2030 6.875% Secured Notes Obligations and the 2031 Secured Notes Obligations.

“Existing Secured Notes Trustees” means the 2026 Secured Notes Trustee, the 2028 Secured Notes Trustee, the 2030 6.875% Secured Notes Trustee and the 2031 Secured Notes Trustee.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith.

“Final Offering Memorandum” means the final version of the offering memorandum related to the offering of the Notes and the Other Notes, dated February 12, 2024.

“First Lien Obligations” means the Notes Obligations, the Other Notes Obligations, Existing Secured Notes Obligations, Obligations under the Credit Facilities and all other Obligations secured by Collateral on a pari passu basis with the Notes.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Restricted Subsidiary, other than TransDigm UK.

“Four-Quarter Period” has the meaning specified in the definition of Consolidated Fixed Charge Coverage Ratio.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, as in effect as of December 14, 2010.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and for the payment of which the United States pledges its full faith and credit.

“Grantor” means the Company, Holdings and each Guarantor.

“Group” has the meaning specified in the definition of Change of Control.

“Guarantee” means (i) the guarantee of the Notes by Holdings in accordance with the terms of this Indenture and (ii) the guarantee of the Notes by any Restricted Subsidiary of the Company in accordance with the terms of this Indenture, including as required under the terms of Section 4.17 hereof or not otherwise prohibited under this Indenture.

“Guarantor” means any Restricted Subsidiary of the Company that incurs a Guarantee; provided that upon the release and discharge of any such Restricted Subsidiary from its Guarantee in accordance with Section 10.07 hereof, such Restricted Subsidiary shall cease to be a Guarantor.

“Hedging Agreement” means any agreement with respect to the hedging of price risk associated with the purchase of commodities used in the business of the Company and its Restricted Subsidiaries, so long as any such agreement has been entered into in the ordinary course of business and not for purposes of speculation.

“Holder” means a Person in whose name a Note is registered.

“Holdings” means TransDigm Group Incorporated, a Delaware corporation, and its successors.

“Immaterial Domestic Restricted Subsidiary” means, at any date of determination, any Domestic Restricted Subsidiary of the Company that (i) contributed 2.5% or less of Consolidated EBITDA of the Company for the period of four fiscal quarters most recently ended more than forty-five (45) days prior to the date of determination and (ii) had consolidated assets representing 2.5% or less of Total Assets on the last day of the most recent fiscal quarter ended more than forty-five (45) days prior to the date of determination.

“Indebtedness” means, with respect to any Person, without duplication, (i) all Obligations of such Person for borrowed money, (ii) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business), (v) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below, (vii) all Obligations of any other Person of the type referred to in clauses (i)

through (vi) which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset and the amount of the Obligation so secured, (viii) all Obligations under Currency Agreements and interest swap agreements of such Person and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of the Company of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable, and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter. For clarification purposes, the liability of the Company or any Restricted Subsidiary of the Company to make periodic payments to licensors in consideration for the license of patents and technical information under license agreements in existence on the Issue Date and any amount payable in respect of a settlement of disputes with respect to such payments thereunder shall not constitute Indebtedness.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and, if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. For the purposes of calculating the amount of Indebtedness of a Securitization Entity outstanding as of any date, the face or notional amount of any interest in receivables or equipment that is outstanding as of such date shall be deemed to be Indebtedness, but any such interests held by Affiliates of such Securitization Entity shall be excluded for purposes of such calculation.

For the purposes hereof, the amount of any Indebtedness described in clause (viii) of the first paragraph of this definition is the net amount payable (after giving effect to permitted set off) if such Currency Agreements or interest swap agreements are terminated at that time due to a default of such Person.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indenture Secured Parties” means the Holders, the Trustee and the Notes Collateral Agents.

“Initial Notes” has the meaning set forth in the Appendix hereto.

“Initial Redemption Date” means March 1, 2026.

“Intercreditor Agreement” means the First Lien Intercreditor Agreement, dated as of February 13, 2019, as modified by that certain Joinder No. 1, dated as of April 8, 2020, Joinder No. 2, dated as of February 24, 2023, Joinder No. 3, dated as of August 18, 2023, Joinder No. 4, dated as of November 28, 2023 and Joinder No. 5, dated February 27, 2024, among the Company, Holdings, the subsidiary guarantors party thereto, the Credit Agreement Collateral Agent, the Existing Secured Notes Trustees, the Existing Secured Notes Collateral Agents, the Trustee and the Notes Collateral Agents, the Other Notes Trustee, the Other Notes Collateral Agents, and as may be further amended, restated, amended and restated, renewed, replaced, supplemented or otherwise modified.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. “Investment” shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. Except as otherwise provided herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in its fair market value.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB– (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Issue Date” means February 27, 2024.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York, the city in which the Corporate Trust Office of the Trustee is located or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Limited Condition Acquisition” means any Permitted Investment that the Company or one or more of its Subsidiaries has contractually committed to consummate, the terms of which do not condition the Company’s or its Subsidiary’s, as applicable, obligations to close such Permitted Investment on the availability of third-party financing.

“Majority Holders” means the Holders of a majority in principal amount of the Notes outstanding.

“Marketable Securities” means publicly traded debt or equity securities that are listed for trading on a national securities exchange and that were issued by a corporation whose debt securities are rated in one of the three highest rating categories by either S&P or Moody’s.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of a Notes Collateral Agent, for the benefit of the Indenture Secured Parties, on real property of a Grantor, including any amendment, modification or supplement thereto.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of: (i) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions and title and recording tax expenses); (ii) all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP as a consequence of such Asset Sale; (iii) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary of the Company, as the case may be, after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; (iv) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale; and (v) all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale.

“Notes” means, collectively, the Initial Notes and the Additional Notes, treated as a single class of securities, as amended or supplemented from time to time in accordance with the terms hereof, that are issued pursuant to this Indenture.

“Notes Collateral Agents” means, collectively, the US Collateral Agent and the UK Collateral Agent and any other collateral agent that accedes to the Intercreditor Agreement as co-collateral agent or additional or separate collateral agent with respect to all or any portion of the Collateral, and any successor to any such other collateral agent.

“Notes Documents” means the Indenture (including the Guarantees), the Notes and the Security Documents.

“Notes Obligations” means all Obligations with respect to the Notes pursuant to the Notes, this Indenture, the Security Documents and the Intercreditor Agreement. “Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person (other than the Trustee), the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Sections 11.02 and 11.03 hereof.

“Opinion of Counsel” means an opinion reasonably acceptable to the Trustee from legal counsel. The counsel may be an employee of, or counsel to, the Company or any Subsidiary of the Company.

“Other Notes” means the Company’s 6.625% Senior Secured Notes due 2032 issued under the Other Notes Indenture.

“Other Notes Collateral Agents” means The Bank of New York Mellon Trust Company, N.A., in its capacity as US collateral agent with respect to the Other Notes, and The Bank of New York Mellon, in its capacity as UK collateral agent with respect to the Other Notes.

“Other Notes Indenture” means the Indenture, dated as of the date hereof, among the Company, Holdings, the subsidiary guarantors from time to time party thereto, the Other Notes Trustee and the Other Notes Collateral Agents, governing the Other Notes.

“Other Notes Obligations” means all Obligations with respect to the Other Notes pursuant to the Other Notes, the Other Notes Indenture, the Intercreditor Agreement and the security documents relating to the Other Notes.

“Other Notes Trustee” means The Bank of New York Mellon Trust Company, N.A., as Trustee with respect to the Other Notes, or any successor thereto in such capacity, and any successor or other trustee (and their respective successors) under the Other Notes Indenture.

“Permitted Business” means any business (including stock or assets) that derives a majority of its revenues from the business engaged in by the Company and its Restricted Subsidiaries on the Issue Date and/or activities that are reasonably similar, ancillary or related to, or are a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

“Permitted Indebtedness” means, without duplication, each of the following:

(i) Indebtedness under (a) the Notes (other than any Additional Notes) and (b) the Other Notes issued on the Issue Date;

(ii) Indebtedness of the Company or any of its Restricted Subsidiaries incurred pursuant to the Credit Facilities in an aggregate principal amount at any time outstanding not to exceed $3,100.0 million, less: (a) the aggregate amount of Indebtedness of Securitization Entities at the time outstanding, (b) the amount of all mandatory principal payments actually made by the Company or any such Restricted Subsidiary since the Issue Date with the Net Cash Proceeds of an Asset Sale in respect of term loans under a credit facility (excluding any such payments to the extent refinanced at the time of payment) and (c) any repayments of revolving credit borrowings under the Credit Facilities with the Net Cash Proceeds of an Asset Sale that are accompanied by a corresponding commitment reduction thereunder; provided that the amount of Indebtedness permitted to be incurred pursuant to the Credit Facilities in accordance with this clause (ii) shall be in addition to any Indebtedness permitted to be incurred pursuant to a credit facility in reliance on, and in accordance with, clauses (vii), (xiii), (xiv) and (xv) below;

(iii) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date (including the Existing Secured Notes, the 2027 5.50% Notes, the 2027 7.50% Notes, the 2029 4.625% Notes and the 2029 4.875% Notes ) reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

(iv) Interest Swap Obligations of the Company or any of its Restricted Subsidiaries covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under this Indenture; provided, further, that such Interest Swap Obligations are entered into, in the judgment of the Company, to protect the Company or any of its Restricted Subsidiaries from fluctuation in interest rates on its outstanding Indebtedness;

(v) Indebtedness of the Company or any Restricted Subsidiary of the Company under Hedging Agreements and Currency Agreements;

(vi) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any such Restricted Subsidiaries; provided, however, that: (a) if the Company is the obligor on such Indebtedness, and the payee is a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Notes Obligations and (b) (1) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof (other than by way of granting a Lien permitted under this Indenture or in connection with the exercise of remedies by a secured creditor) shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

(vii) Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any person owning such assets) in an aggregate principal amount outstanding not to exceed the greater of (x) $250.0 million and (y) 12.0% of the Consolidated EBITDA of the Company for the period of four fiscal quarters most recently ended more than forty-five (45) days prior to the date of determination;

(viii) Refinancing Indebtedness (other than Refinancing Indebtedness with respect to Indebtedness incurred pursuant to clause (ii) of this definition);

(ix) guarantees by the Company and its Restricted Subsidiaries of each other’s Indebtedness; provided that such Indebtedness is permitted to be incurred under this Indenture; provided, further, that in the event such Indebtedness (other than Acquired Indebtedness) is Ratio Indebtedness, such guarantees are by the Company or a Guarantor only;

(x) Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of the Company, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(xi) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;

(xii) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is non-recourse to the Company or any Subsidiary of the Company (except for Standard Securitization Undertakings);

(xiii) Indebtedness incurred by the Company or any of the Guarantors in connection with the acquisition of a Permitted Business; provided that on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof and the use of proceeds therefrom, either: (A) the Company would be permitted to incur at least $1.00 of additional Ratio Indebtedness or (B) the Consolidated Fixed Charge Coverage Ratio of the Company would be greater than the Consolidated Fixed Charge Coverage Ratio of the Company immediately prior to the incurrence of such Indebtedness;

(xiv) additional Indebtedness of the Company and the Guarantors (which amount may, but need not, be incurred in whole or in part under a credit facility) (it being understood that any Indebtedness incurred pursuant to this clause (xiv) shall cease to be deemed incurred or outstanding for purposes of this clause (xiv) but shall be deemed incurred pursuant to Section 4.09 hereof from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness pursuant to Section 4.09 hereof without reliance on this clause (xiv), subject to further redivision and reclassification pursuant to the final paragraph of this definition) in an aggregate principal amount that does not exceed the greater of (x) $250.0 million and (y) 12.0% of the Consolidated EBITDA of the Company for the period of four fiscal quarters most recently ended more than forty-five (45) days prior to the date of determination;

(xv) additional Indebtedness of the Foreign Restricted Subsidiaries in an aggregate principal amount which (when combined with the liquidation value of all series of outstanding Permitted Subsidiary Preferred Stock) does not exceed the greater of (x) $450.0 million and (y) 20.0% of the Consolidated EBITDA of the Company for the period of four fiscal quarters most recently ended more than forty-five (45) days prior to the date of determination, at any one time outstanding (which amount may, but need not, be incurred in whole or in part under a credit facility); (it being understood that any Indebtedness incurred pursuant to this clause (xv) shall cease to be deemed incurred or outstanding for purposes of this clause (xv) but shall be deemed incurred pursuant to Section 4.09 hereof from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness pursuant to Section 4.09 hereof without reliance on this clause (xv), subject to further redivision and reclassification pursuant to the final paragraph of this definition);

(xvi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence; and

(xvii) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, issued in the ordinary course of business of the Company or such Restricted Subsidiary, including in order to provide security for workers’ compensation claims or payment obligations in connection with self-insurance or similar requirements in the ordinary course of business and other Indebtedness with respect to workers’ compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business.

For purposes of determining compliance with Section 4.09 hereof, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (xvii) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of Section 4.09 hereof, the Company shall, in its sole discretion, divide and classify (or later redivide and reclassify) such item of

Indebtedness in any manner that complies with Section 4.09 hereof. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of Section 4.09 hereof.

“Permitted Investments” means: (i) Investments by the Company or any Restricted Subsidiary of the Company in the Company or any Restricted Subsidiary of the Company (other than a Restricted Subsidiary of the Company in which an Affiliate of the Company that is not a Restricted Subsidiary of the Company holds a minority interest) (whether existing on the Issue Date or created thereafter) or any other Person (including by means of any transfer of cash or other property) if, as a result of such Investment, such other Person shall become a Restricted Subsidiary of the Company (other than a Restricted Subsidiary of the Company in which an Affiliate of the Company that is not a Restricted Subsidiary of the Company holds a minority interest) or that will merge with or consolidate into the Company or a Restricted Subsidiary of the Company and Investments in the Company by the Company or any Restricted Subsidiary of the Company; (ii) Investments in cash and Cash Equivalents; (iii) Investments in property and other assets owned or used by the Company or any Restricted Subsidiary in the ordinary course of business; (iv) loans and advances (including payroll, travel and similar advances) to employees and officers of the Company and its Restricted Subsidiaries for bona fide business purposes incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Capital Stock of the Company or any direct or indirect parent of the Company pursuant to compensatory plans approved by the Board of Directors in good faith; (v) Currency Agreements, Hedging Agreements and Interest Swap Obligations entered into in the ordinary course of business and otherwise in compliance with this Indenture; (vi) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers; (vii) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with Section 4.10 hereof; (viii) Investments required pursuant to any agreement or obligation of the Company or a Restricted Subsidiary, in effect on the Issue Date, to make such Investments; (ix) Investments existing on the Issue Date; (x) accounts receivable created or acquired and advances to suppliers created or incurred in the ordinary course of business; (xi) guarantees by the Company or a Restricted Subsidiary of the Company permitted to be incurred under this Indenture; (xii) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (xii) that are at that time outstanding, not to exceed the greater of (A) $500.0 million and (B) 25.0% of the Company’s Total Assets; (xiii) any Investment by the Company or a Subsidiary of the Company in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest; (xiv) Investments the payment for which consists exclusively of Qualified Capital Stock of the Company; (xv) guarantees by the Company or any Restricted Subsidiary of the Company of Indebtedness of the Company or a Restricted Subsidiary of the Company permitted by Section 4.09 hereof; (xvi) any Investment in any Person to the extent it consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business; and (xvii) Investments by the Company or any Restricted Subsidiary in any Unrestricted Subsidiary not exceeding the greater of (x) $250.0 million and (y) 12.0% of the Consolidated EBITDA of the Company for the period of four fiscal quarters most recently ended more than forty-five (45) days prior to the date of determination in the aggregate for all such Investments in Unrestricted Subsidiaries.

“Permitted Liens” means, with respect to any Person:

(i) Liens created under (a) this Indenture or any Security Documents securing the Notes Obligations with respect to the Initial Notes and (b) the Other Notes Indenture or any security documents securing the Other Notes Obligations with respect to the Other Notes issued on the Issue Date;

(ii) Liens securing the Existing Secured Notes Obligations with respect to the Existing Secured Notes in existence on the Issue Date;

(iii) Liens securing Bank Indebtedness;

(iv) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits to secure bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(v) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, in each case, for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(vi) Liens for taxes, assessments or other governmental charges or claims not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(vii) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(viii) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, in each case, which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;

(ix) Liens existing on the Issue Date (other than Liens permitted by clauses (i), (ii) and (iii) of this definition); provided that (a) such Liens shall secure only those obligations which they secure on the Issue Date and any Refinancing Indebtedness of such obligations permitted pursuant to clause (viii) of the definition of “Permitted Indebtedness” and (b) such Liens may not extend to any other property of the Company or any Guarantor;

(x) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary; provided further, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary and shall secure only obligations which such Liens secure immediately prior to the time such Person becomes a Restricted Subsidiary;

(xi) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided further, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary and shall secure only obligations which such Liens secure immediately prior to such acquisition;

(xii) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred pursuant to Section 4.09 hereof;

(xiii) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(xiv) leases and subleases granted to others in the ordinary course of business which do not materially adversely affect the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries and do not secure any Indebtedness;

(xv) Liens arising from financing statement filings under the UCC or similar state laws regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(xvi) Liens in favor of the Company or any Guarantor;

(xvii) Liens on inventory or equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s client at which such inventory or equipment is located;

(xviii) Qualified Securitization Transactions permitted pursuant to clauses (ii)(a) and (xii) of the definition of “Permitted Indebtedness,” and Liens on accounts receivable, interests therein, related assets of the type described in the definition of “Qualified Securitization Transaction” and the proceeds of all of the foregoing existing or deemed to exist in connection with any such Qualified Securitization Transaction;

(xix) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (i), (ii), (iii), (x), (xi), (xviii) and (xx) of this definition; provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (1) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (i), (ii), (iii), (x), (xi), (xviii) and (xx) of this definition at the time the original Lien became a Permitted Lien pursuant this Indenture, and (2) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (c) such refinancing, refunding, extension, renewal or replacement is Refinancing Indebtedness permitted under the definition of “Permitted Indebtedness”;

(xx) Liens securing Indebtedness permitted to be incurred pursuant to clauses (vii) and (xiv) of the definition of “Permitted Indebtedness”; provided that (a) Liens securing Indebtedness permitted to be incurred pursuant to such clause (vii) do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds and the products thereof and (b) Liens securing Indebtedness permitted to be incurred pursuant to such clause (xiv) do not encumber any asset other than any asset constituting Collateral;

(xxi) Liens securing Indebtedness of Foreign Restricted Subsidiaries permitted to be incurred pursuant to this Indenture to the extent such Liens extend only to the assets of Foreign Restricted Subsidiaries;

(xxii) deposits in the ordinary course of business to secure liability to insurance carriers;

(xxiii) Liens securing judgments for the payment of money not constituting an Event of Default under clause (e) of the definition of “Events of Default”, so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(xxiv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xxv) Liens (a) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (c) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(xxvi) Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(xxvii) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xxviii) Liens deemed to exist in connection with Investments in repurchase agreements permitted pursuant to Section 4.09 hereof; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement;

(xxix) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed the greater of (x) $50 million and (y) 2.0% of the Consolidated EBITDA of the Company for the period of four fiscal quarters most recently ended more than forty-five (45) days prior to the date of determination, at any one time outstanding;

(xxx) Liens securing Interest Swap Obligations, so long as the related Indebtedness is, and is permitted to be incurred pursuant Section 4.12 hereof, secured by a Lien on the same property securing such Interest Swap Obligations; and

(xxxi) Liens securing obligations with respect to Ratio Indebtedness; provided that, at the time of the incurrence of any Ratio Indebtedness secured by such a Lien and after giving effect thereto and to the use of the proceeds thereof and any other transactions associated therewith, the Consolidated Secured Net Debt Ratio shall not exceed 5.25 to 1.00 (provided that if such Ratio Indebtedness is to be used in whole or in part to finance a Limited Condition Acquisition, the Consolidated Secured Net Debt Ratio shall be determined solely as of the date on which the definitive documentation with respect to such Limited Condition Acquisition is entered into).

“Permitted Subsidiary Preferred Stock” means any series of Preferred Stock of a Foreign Restricted Subsidiary that constitutes Qualified Capital Stock, the liquidation value of all series of which, when combined with the aggregate amount of outstanding Indebtedness of the Foreign Restricted Subsidiaries incurred pursuant to clause (xv) of the definition of Permitted Indebtedness, does not (on a pro forma basis) exceed the greater of (x) $15.0 million and (y) 0.5% of the Consolidated EBITDA of the Company for the period of four fiscal quarters most recently ended more than forty-five (45) days prior to the date of determination.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Productive Assets” means assets (including Capital Stock) that are used or usable by the Company and its Restricted Subsidiaries in Permitted Businesses.

“Purchase Money Note” means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest and principal and amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of the Company in good faith.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (i) a Securitization Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries); and (ii) any other Person (in the case of a transfer by a Securitization Entity), or may grant a security interest in any accounts receivable or equipment (whether now existing or arising or acquired in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including all collateral securing such accounts receivable and equipment, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with assets securitization transactions involving accounts receivable and equipment. For the avoidance of doubt, transactions consummated under the A/R Facility (as in effect on the Issue Date) are Qualified Securitization Transactions.

“Quotation Agent” means the Reference Treasury Dealer selected by the Company.

“Rating Agencies” means Moody’s and S&P or, if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company that shall be substituted for Moody’s or S&P or both, as the case may be.

“Reference Treasury Dealer” means Goldman Sachs & Co. LLC and its successors and assigns and any two other primary U.S. Government Securities dealers in New York City as may be selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding date that the applicable redemption notice is first sent or mailed.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing, modification, replacement, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of Indebtedness existing on the Issue Date or thereafter incurred (other than intercompany Indebtedness), including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such then-existing or thereafter-incurred future Indebtedness as in effect at the time of issuance thereof (“Required Premiums”) and fees in connection therewith; provided that any such event shall not (i) directly or indirectly result in an increase in the aggregate principal amount of Permitted Indebtedness (except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness (A) to pay Required Premiums and related fees or (B) otherwise permitted to be incurred under this Indenture); and (ii) create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold.

“Required Premiums” has the meaning set forth in the definition of Refinancing Indebtedness.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) who has direct responsibility for the administration of this Indenture and means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“S&P” means S&P Global Ratings (a division of S&P Global Inc.), or any successor thereto.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of the Company of any property, whether owned by the Company or any such Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Debt” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Entity” means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable or equipment and related assets) which engages in no activities other than in connection with the financing of accounts receivable or equipment and: (i) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (A) is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings); (B) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings; or (C) subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings; (ii) with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms, taken as a whole, no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity; (iii) to which neither the Company nor any Restricted Subsidiary of the Company has any obligations to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results; and (iv) which is designated by the Board of Directors of the Company as a Securitization Entity. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

For the avoidance of doubt, TransDigm Receivables LLC constitutes a Securitization Entity as of the Issue Date.

“Security Agreement” means the Pledge and Security Agreement, dated as of the Issue Date, among the Company, Holdings, the Guarantors and the US Collateral Agent, as amended, restated, amended and restated, renewed, replaced, supplemented or otherwise modified from time to time.

“Security Documents” means, collectively, the Security Agreement, the Debenture, the Mortgages, the control agreements, the intellectual property security agreements and any other documents granting a Lien upon the Collateral in favor of the Trustee for the ratable benefit of the Holders as security for payment of the Notes Obligations.

“Senior Debt” means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, any Indebtedness of the Company, Holdings or any Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinate in right of payment to the Notes or the Guarantees, as the case may be. Without limiting the generality of the foregoing, “Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of: (x) all monetary obligations of every nature of the Company, Holdings or any Guarantor under the Credit Facilities, including obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, (y) all Interest Swap Obligations (and guarantees thereof) and (z) all obligations (and guarantees thereof) under Currency Agreements and Hedging Agreements, in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, “Senior Debt” shall not include (i) any Indebtedness of the Company, Holdings or a Guarantor to the Company, Holdings or to a Subsidiary of the Company, (ii) any Indebtedness of the Company, Holdings or any Guarantor to, or guaranteed by the Company, Holdings or any Guarantor on behalf of, any shareholder, director, officer or employee of the Company, Holdings or any Subsidiary of the Company (including amounts owed for compensation) other than a shareholder who is also a lender (or an Affiliate of a lender) under the Credit Facilities, (iii) any amounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities but excluding secured purchase money obligations); (iv) Indebtedness represented by Disqualified Capital Stock, (v) any liability for Federal, state, local or other taxes owed or owing by the Company, Holdings or any of the Guarantors, (vi) that portion of any Indebtedness incurred in violation of Section 4.09 hereof (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (vi) if the holder(s) of such obligation or their representative and the Trustee shall have received an Officers’ Certificate of the Company to the effect that the incurrence of such Indebtedness does not (or in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of this Indenture), (vii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company, Holdings or any of the Guarantors, as applicable, and (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company, Holdings or any of the Guarantors.

“Senior Secured Debt” means any Senior Debt that is Secured Debt.

“Senior Secured Debt Documents” means, collectively, the Notes Documents, the Intercreditor Agreement, the Credit Facilities, the Other Notes Indenture, the indentures governing each series of the Existing Secured Notes, the indenture, agreement or instrument or other document entered into in respect of each other series of Senior Secured Debt (or the secured parties in respect thereof) and in each case all related guarantees and other agreements, instruments or other documents entered into for the purposes of securing any Obligations under any Senior Secured Debt, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Significant Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Securities Act.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are reasonably customary, as determined in good faith by the Board of Directors of the Company, in an accounts receivable or equipment transaction.

“Subordinated Debt” means, with respect to a Person, the 2027 5.50% Notes, the 2027 7.50% Notes, the 2029 4.625% Notes and the 2029 4.875% Notes (in the case of the Company), the guarantees of the 2027 5.50% Notes, the 2027 7.50% Notes, the 2029 4.625% Notes and the 2029 4.875% Notes (in the case of a Guarantor or Holdings) and any other Indebtedness of such Person that specifically provides that such Indebtedness is subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Debt of such Person.

“Subsidiary”, with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Total Assets” means, as of any date, the total consolidated assets of the Company and its Restricted Subsidiaries, as set forth on the Company’s most recently available internal consolidated balance sheet as of such date.

“Transaction Date” has the meaning set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Transactions” means, collectively, the offering of the Notes and the Other Notes, the repayment of all of the outstanding 2026 Secured Notes using the proceeds from the offering of the Notes and the Other Notes and the refinancing of the revolving loan facility under the Credit Facilities, in each case as described in the Final Offering Memorandum.

“TransDigm UK” means TransDigm UK Holdings Limited, a private limited company incorporated under the laws of England and Wales.

“Trustee” means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” means the Uniform Commercial Code as in effect from time to time in the state of New York or any other state, the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Collateral Agent” means the party named as such above, in its capacity as notes collateral agent with respect to the Debenture Collateral pursuant to the Debenture, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UK Notes” means TransDigm UK’s 6.875% Senior Subordinated Notes due 2026 issued under the Indenture dated May 8, 2018, among TransDigm UK, the Company, Holdings and the guarantors from time to time party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee.

“Unrestricted Cash” means unrestricted cash and Cash Equivalents owned by Holdings, the Company and its Restricted Subsidiaries and not controlled by or subject to any Lien or other preferential arrangement in favor of any creditor (other than Liens created by or pursuant to the Indenture and the Security Documents or Liens in favor of the agent or holders of other Senior Secured Debt, which may be shared ratably with the holders of any other Senior Secured Debt permitted under this Indenture).

“Unrestricted Subsidiary” of any Person means (i) any Subsidiary of such Person that at the time of determination shall be, or continue to be, designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and (ii) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary (including any newly-acquired or newly-formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or another Unrestricted Subsidiary; provided that (i) the Company certifies to the Trustee that such designation complies with Section 4.07 hereof, and (ii) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.09 hereof and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced by a Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

Actions taken by an Unrestricted Subsidiary will not be deemed to have been taken, directly or indirectly, by the Company or any Restricted Subsidiary.

“US Collateral Agent” means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then-outstanding aggregate principal amount of such Indebtedness into (ii) the sum of the total of the products obtained by multiplying: (A) the amount of each then-remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (B) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Restricted Subsidiary that is incorporated in a jurisdiction other than a State in the United States of America or the District of Columbia, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

SECTION 1.02. Other Definitions.

Term	Defined in Section
“Acceleration Notice”	6.02
“Affiliate Transaction”	4.11(a)
“Appendix”	2.01
“Authentication Order”	2.02
“Authorized Officers”	11.01
“CERCLA”	12.01(j)
“Change of Control Offer”	4.15(a)
“Change of Control Payment Date”	4.15(a)
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.19(a)
“DTC”	3.02
“Events of Default”	6.01
“FATCA”	11.13
“Guaranteed Obligations”	10.01
“incur”	4.09
“Initial Lien”	4.12

Term	Defined in Section
“Instructions”	11.01
“Legal Defeasance”	8.02
“Mortgaged Property”	12.05
“Net Proceeds Offer”	4.10
“Net Proceeds Offer Amount”	4.10
“Net Proceeds Offer Trigger Date”	4.10
“OFAC”	11.17
“Offer Period”	3.09
“Paying Agent”	2.03
“Purchase Date”	3.09
“Ratio Indebtedness”	4.09
“Reference Date”	4.07
“Registrar”	2.03
“Restricted Payment”	4.07
“Reversion Date”	4.19
“Sanctions”	11.17
“Surviving Entity”	5.01(a)
“Suspended Covenants”	4.19
“Suspension Date”	4.19
“Suspension Period”	4.19

SECTION 1.03. Concerning the Trust Indenture Act.

Except with respect to specific provisions of the TIA expressly referenced in the provisions of this Indenture, the TIA shall not be applicable to, and shall not govern, this Indenture and the Notes.

SECTION 1.04. Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) provisions apply to successive events and transactions; and

(6) references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

ARTICLE II

THE NOTES

SECTION 2.01. Form and Dating.

Provisions relating to the Notes are set forth in the Rule 144A/Regulation S Appendix attached hereto (the “Appendix”), which is hereby incorporated in and expressly made part of this Indenture. The Notes and the Trustee’s certificate of authentication with respect thereto shall be substantially in the form of Exhibit A to the Appendix, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Note shall be dated the date of its authentication. The terms of the Notes set forth in the Appendix and Exhibit A to the Appendix are part of the terms of this Indenture.

SECTION 2.02. Execution and Authentication.

Two Officers shall sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually or electronically signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

On the Issue Date, the Trustee shall authenticate and deliver $2,200,000,000 of 6.375% Senior Secured Notes due 2029 and, at any time and from time to time thereafter, the Trustee shall authenticate and deliver Notes for original issue in an aggregate principal amount specified in such order, in each case upon a written order of the Company signed by two Officers or by an Officer and an Assistant Secretary of the Company (each an “Authentication Order”). Such Authentication Order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated, whether the Notes are to be Initial Notes or Additional Notes or such other information as the Trustee shall reasonably request and, in the case of an issuance of Additional Notes pursuant to Section 2.14 after the Issue Date, shall certify that such issuance is in compliance with Section 4.09.

The Notes shall be issued only in registered form, without coupons and only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate the Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as the Registrar or any Paying Agent or agent for service of notices and demands.

In authenticating such Notes, and accepting the additional responsibilities under this Indenture in relation to such Notes, the Trustee shall receive, and shall be fully protected in relying upon:

(a) A copy of the resolution or resolutions of the Board of Directors in or pursuant to which the terms and form of the Notes were established, certified by the Secretary or an Assistant Secretary of the Company, to have been duly adopted by the Board of Directors and to be in full force and effect as of the date of such certificate, and if the terms and form of such Notes are established by an Officers’ Certificate pursuant to general authorization of the Board of Directors, such Officers’ Certificate;

(b) an executed supplemental indenture, if any;

(c) an Officers’ Certificate delivered in accordance with Section 11.03 hereof; and

(d) an Opinion of Counsel which shall state that the Notes have been duly authorized by all necessary corporate action of the Company and, when executed, issued and authenticated in accordance with the terms of this Indenture and delivered by the Trustee, will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to any conditions and qualifications specified in such Opinion of Counsel.

SECTION 2.03. Registrar and Paying Agent.

The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their registration of transfer and exchange. The Company may have one or more additional paying agents. The term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or the Registrar without notice to any Holder.

The Company shall enter into an appropriate agency agreement with the Registrar or any Paying Agent not a party to this Indenture. The agency agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee in writing of the name and address of any such agent. If the Company fails to appoint or maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Company or any Wholly Owned Subsidiary of the Company incorporated or organized within the United States of America may act as Paying Agent, Registrar or transfer agent.

The Company initially appoints the Depository (as defined in the Appendix) to act as depositary with respect to the Global Notes (as defined in the Appendix).

The Company initially appoints the Trustee as Registrar and Paying Agent in connection with the Notes. The Registrar and Paying Agent shall be entitled to the rights and immunities of the Trustee hereunder.

SECTION 2.04. Paying Agent to Hold Money in Trust.

Prior to 10:00 a.m., New York time, on or prior to each due date of the principal, premium, if any, and interest on any Note, the Company shall deposit with the Paying Agent a sum sufficient to pay such principal, premium and interest when so becoming due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, or interest on the Notes and shall notify the Trustee in writing of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. If the Company or a Subsidiary of the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section, the Paying Agent (if other than the Company or a Subsidiary of the Company) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.05. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee, at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

SECTION 2.06. Transfer and Exchange.

(a) The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note being transferred for registration of transfer. When a Note is presented to the Registrar with a request to register a transfer, such Registrar shall register the transfer as requested if the requirements of this Indenture and Section 8-401(a) of the Uniform Commercial Code are met. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. No service charge shall be made for any registration of transfer or exchange or redemption of the Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or other similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.15 or 9.04 hereof).

(b) The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(c) All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.

(d) The Company shall not be required (i) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of the mailing of notice of redemption under Section 3.03 hereof and ending at the close of business on such day, (ii) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (iii) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(e) Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (i) the Holder of such Global Note (or its agent or the person on whose behalf the Global Note is held) or (ii) any Holder of a beneficial interest in such Global Note, and that ownership of beneficial interest in such Global Note shall be required to be reflected in a book entry.

(f) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Paying Agent, the Registrar and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium, if any, and interest on such Notes and for all other purposes, and none of the Trustee, any Paying Agent, the Registrar or the Company shall be affected by notice to the contrary.

(g) None of the Company, the Trustee, any agent of the Company or the Trustee (including any Paying Agent or Registrar) will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

(h) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among depositary participants or beneficial owners of interest in any global security) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 2.07. Replacement Notes.

If a mutilated Note is surrendered to the Registrar, or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met and the Holder satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Company, such Holder shall furnish an indemnity or a security bond sufficient in the judgment of the Company and the Trustee to protect the Company, the Trustee, the Paying Agent and the Registrar from any loss which any of them may suffer if a Note is replaced. The Company and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionally with all other Notes duly issued hereunder.

SECTION 2.08. Outstanding Notes.

Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions of this Indenture, those delivered to it for cancellation and those described in this Section as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding, and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal, premium, if any, and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, then, on and after that date, such Notes (or portions thereof) shall cease to be outstanding, and interest on them shall cease to accrue.

SECTION 2.09. Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded.

SECTION 2.10. Temporary Notes.

Until Definitive Notes are ready for delivery, the Company may prepare, and the Trustee, upon receipt of an Authentication Order, shall authenticate, temporary Notes.

Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare, and the Trustee shall authenticate, Definitive Notes and deliver them in exchange for temporary Notes. Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.11. Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel (subject to the record retention requirements of the Exchange Act) all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation in accordance with its customary procedures and, if requested in writing, deliver a certificate of such disposal to the Company unless the Company directs the Trustee in writing to deliver canceled Notes to the Company. The Company may not issue new Notes to replace Notes that it has redeemed, paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12. Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, the Company shall pay defaulted interest (plus interest on such defaulted interest at the applicable interest rate on the Notes to the extent lawful) in any lawful manner. The Company may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Company shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee (provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest) and shall promptly mail or cause to be mailed to each Holder a notice that states the special record date, the related payment date and the amount of defaulted interest to be paid.

SECTION 2.13. CUSIP or ISIN Numbers.

The Company in issuing the Notes may use “CUSIP”, “ISIN” or other similar identification numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP”, “ISIN” or such other similar identification numbers in notices of redemption or repurchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or the omission of such numbers. The Company shall promptly notify the Trustee of any change in the “CUSIP”, “ISIN” or such other similar identification numbers.

SECTION 2.14. Issuance of Additional Notes.

The Company shall be entitled, subject to its compliance with Section 4.09 and Section 4.12 hereof, to issue Additional Notes under this Indenture which shall have identical terms as the Initial Notes issued on the Issue Date, other than with respect to the date of issuance and issue price. The Initial Notes issued on the Issue Date and any Additional Notes shall be treated as a single class for all purposes under this Indenture.

With respect to any Additional Notes, the Company shall set forth in a Board Resolution and an Officers’ Certificate of the Company, a copy of each which shall be delivered to the Trustee, the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2) the issue price, the issue date and the “CUSIP”, “ISIN” or other similar identification numbers of such Additional Notes; and

(3) if any Additional Notes are not fungible with any of the Notes then outstanding for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP number.

ARTICLE III

REDEMPTION AND PREPAYMENT

SECTION 3.01. Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 45 days but not more than 60 days (or such shorter period, as agreed to by the Trustee), before a redemption date, an Officers’ Certificate setting forth (i) the redemption date, (ii) the redemption price and (iii) the “CUSIP”, “ISIN” or other similar identification numbers of the Notes to be redeemed.

SECTION 3.02. Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, The Depository Trust Company (“DTC”) shall select the Notes to be redeemed or purchased among the Holders in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or, if the Notes are not so listed, by lot or otherwise in accordance with the procedures of DTC. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the redemption date from the outstanding Notes not previously called for redemption.

Notes and portions of Notes selected shall be in a principal amount of $2,000 or in integral multiples of $1,000 in excess thereof. The provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 3.03. Notice of Redemption.

Subject to the provisions of Section 3.09 hereof, at least 10 days but not more than 60 days before a redemption date, the Company shall send to DTC in the case of Global Notes, or mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address in the case of certificated notes.

The notice shall identify the Notes to be redeemed, including “CUSIP”, “ISIN” or other similar identification numbers, if any, and shall state:

(a) the redemption date;

(b) the redemption price (or manner of calculation if not then known);

(c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h) that no representation is made as to the correctness or accuracy of the “CUSIP”, “ISIN” or other similar identification number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee, at least five days prior to the date the Company wishes the notice to be given, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

SECTION 3.04. Effect of Notice of Redemption.

Except as provided in Section 3.07(e), once notice of redemption is sent or mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. Except as provided in Section 3.07(e), a notice of redemption may not be conditional.

SECTION 3.05. Deposit of Redemption Price.

Prior to 10:00 a.m. New York time on the redemption date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of, and accrued interest on, all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and, to the extent lawful, on any interest not paid on such unpaid principal, in each case at the applicable interest rate on the Notes.

SECTION 3.06. Notes Redeemed in Part.

Upon surrender of a Note in the form of a certificated note that is redeemed in part, the Company shall issue and, upon the Company’s written request, the Trustee shall authenticate for the Holder at the expense of the Company, a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

SECTION 3.07. Optional Redemption.

(a) Beginning on the Initial Redemption Date, the Company shall be entitled to redeem the Notes (which includes Additional Notes, if any) at its option, in whole or in part, upon not less than 10 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date) if redeemed during the twelve-month period commencing on March 1 of the year set forth below:

Year	Percentage
2026	103.188%
2027	101.594%
2028 and thereafter	100.000%

(b) The Company shall pay all accrued and unpaid interest on the Notes redeemed (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date).

(c) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

(d) In addition, prior to March 1, 2026, the Company shall be entitled at its option on one or more occasions to redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 40% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued at a redemption price (calculated by the Company and expressed as a percentage of principal amount) of 106.375%, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with an amount not to exceed the net cash proceeds from one or more Equity Offerings (provided that if the Equity Offering is an offering by Holdings, a portion of the Net Cash Proceeds thereof equal to the amount required to redeem any such Notes is contributed to the equity capital of the Company); provided, however, that: (1) at least 60% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and (2) each such redemption occurs within 90 days after the date of the related Equity Offering.

(e) Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Company’s discretion, be subject to the completion of the related Equity Offering.

(f) Prior to the Initial Redemption Date, the Company shall be entitled at its option to redeem all or a portion of the Notes at a redemption price (calculated by the Company) equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption shall be sent to DTC in the case of Global Notes, or mailed by first-class mail to each Holder’s registered address in the case of certificated notes (and, to the extent permitted by applicable procedures and regulations, electronically), not less than 10 nor more than 60 days prior to the redemption date.

(g) The Trustee shall have no responsibility with respect to the determination of any redemption price.

SECTION 3.08. No Mandatory Redemption; Open Market Purchases.

(a) The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

(b) The Company shall be entitled at its option at any time and from time to time to purchase Notes in the open market or otherwise.

SECTION 3.09. Offer to Purchase by Application of Net Proceeds Offer Amount.

In the event that, pursuant to Section 4.10 hereof, the Company shall be required to commence a Net Proceeds Offer, it shall follow the procedures specified below.

The Net Proceeds Offer shall remain open for a period of 20 Business Days following its commencement or such longer period as may be required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall purchase the Net Proceeds Offer Amount (as defined in Section 4.10 hereof) or, if less than the Net Proceeds Offer Amount has been tendered, all Notes tendered in response to the Net Proceeds Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Net Proceeds Offer.

Upon the commencement of a Net Proceeds Offer, the Company shall send, by first class mail, a notice to the Trustee and each of the Holders. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Net Proceeds Offer. The Net Proceeds Offer shall be made to all Holders. The notice, which shall govern the terms of the Net Proceeds Offer, shall state:

(a) that the Net Proceeds Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Net Proceeds Offer shall remain open and, if the Net Proceeds Offer is also made to holders of other Senior Secured Debt of the Company or a Restricted Subsidiary of the Company pursuant to Section 4.10 hereof, the notice shall identify such Senior Secured Debt and state that the Net Proceeds Offer is also made to holders of such Senior Secured Debt;

(b) the Net Proceeds Offer Amount, the purchase price and the Purchase Date;

(c) that any Note not tendered or accepted for payment shall continue to accrue interest;

(d) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Net Proceeds Offer shall cease to accrue interest after the Purchase Date;

(e) that Holders electing to have a portion of a Note purchased pursuant to a Net Proceeds Offer may only elect to have such Note purchased in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

(f) that Holders electing to have a Note purchased pursuant to any Net Proceeds Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(g) that Holders shall be entitled to withdraw their election if the Company, the depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased;

(h) that, if the aggregate principal amount of Notes surrendered by Holders and other Senior Secured Debt surrendered by the holders thereof exceeds the Offer Amount, the Company shall select the Notes and other Senior Secured Debt of the Company or a Restricted Subsidiary of the Company to be purchased in accordance with the depository’s procedures (based on the amounts of Notes and such other Senior Secured Debt tendered and with such adjustments as may be deemed appropriate by the Company so that only Notes or other Senior Secured Debt in denominations of $2,000 and integral multiples of $1,000 in excess thereof, shall be purchased); and

(i) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Net Proceeds Offer Amount of Notes and other Senior Secured Debt of the Company or a Restricted Subsidiary of the Company or portions thereof tendered pursuant to the Net Proceeds Offer, or if less than the Net Proceeds Offer Amount has been tendered, all Notes and other Senior Secured Debt of the Company or a Restricted Subsidiary of the Company or portions thereof tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or such other Senior Secured Debt or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, DTC or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue (or cause to be delivered by book-entry transfer) a new Note, and the Trustee, with respect to a Note in certificated form, upon written request from the Company, shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Net Proceeds Offer on the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

To the extent that the provisions of any securities laws or regulations conflict with this Section 3.09 or Section 4.10 hereof, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.09 or Section 4.10 hereof.

ARTICLE IV

COVENANTS

SECTION 4.01. Payment of Notes.

The Company shall pay or cause to be paid the principal amount, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal amount, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. New York time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal amount, premium, if any, and interest then due.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

SECTION 4.02. Maintenance of Office or Agency.

The Company shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or any Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

SECTION 4.03. Reports.

(a) Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company shall furnish to the Holders (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a

“Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case, within the time periods specified in the SEC’s rules and regulations. For so long as Holdings or another direct or indirect parent company of the Company is a guarantor of the Notes, this Indenture will permit the Company to satisfy its obligations under the first sentence of this Section 4.03(a) by furnishing financial information relating to Holdings; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a stand-alone basis, on the other hand. In addition, whether or not required by the rules and regulations of the SEC, the Company shall file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

(b) For so long as any Notes remain outstanding, the Company and the Guarantors shall furnish to the Holders and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c) Should the Company deliver to the Trustee any such information, reports or certificates or any annual reports, information, documents and other reports, delivery of such information, reports or certificates or any annual reports, information, documents and other reports to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

SECTION 4.04. Compliance Certificate.

(a) The Company and each Guarantor (to the extent that such Guarantor would be required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year commencing in 2024, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has observed, performed and fulfilled its obligations under this Indenture and further stating, as to each such Officer signing such certificate, that, to the best of his or her knowledge, the Company has observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that, to the best of his or her knowledge, no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto. For purposes of this paragraph, such compliance shall be determined without regard to any period of grace or requirement of notice provided under this Indenture.

(b) The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, promptly upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

SECTION 4.05. [Intentionally Omitted].

SECTION 4.06. Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07. Restricted Payments.

The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on, or in respect of, shares of the Company’s or any Restricted Subsidiary’s Capital Stock to holders of such Capital Stock (other than dividends or distributions payable in Qualified Capital Stock of Holdings or the Company and dividends or distributions payable to the Company or a Restricted Subsidiary and other than pro rata dividends or other distributions made by a Subsidiary of the Company that is not a Wholly Owned Subsidiary of the Company to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary of the Company that is an entity other than a corporation));

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or of any direct or indirect parent of the Company or of a Restricted Subsidiary of the Company held by any Affiliate of the Company (other than a Restricted Subsidiary of the Company) or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

(3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or of any Guarantor, that is subordinate or junior in right of payment to the Notes or any Guarantee, as applicable (other than (w) any Indebtedness permitted under clause (vi) of the definition of “Permitted Indebtedness,” (x) the purchase, defeasance or other acquisition of such Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of such purchase, defeasance or other acquisition, (y) the payment, purchase, defeasance, redemption, prepayment, decrease, acquisition or retirement of (A) any Indebtedness constituting “bridge” financing or similar Indebtedness or (B) any Acquired Indebtedness within 90 days of the acquisition of such Indebtedness or (z) the redemption, pursuant to the terms of a special mandatory redemption feature, of any Indebtedness of the Company or of any Guarantor, to the extent such Indebtedness was incurred in whole or in part to finance a transaction or Permitted Investment and either such transaction or such Permitted Investment was not consummated to the extent required pursuant to the terms of such Indebtedness); or

(4) make any Investment (other than Permitted Investments):

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”); if at the time of such Restricted Payment or immediately after giving effect thereto:

(i) a Default or an Event of Default shall have occurred and be continuing; or

(ii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to December 14, 2010 (other than Restricted Payments made pursuant to clauses (2), (3), (4), (5), (6), (7), (8), (9), (10), (11), (12), (13) and (14) of the following paragraph) shall exceed the sum of, without duplication:

(u) $400.0 million; plus

(v) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to October 1, 2010 and on or prior to the date the Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); plus

(w) 100% of the aggregate net cash proceeds (including the fair market value of property (as determined by the Company in good faith) other than cash that would constitute Marketable Securities or a Permitted Business) received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to December 14, 2010 and on or prior to the Reference Date of Qualified Capital Stock of the Company (other than Excluded Contributions); plus

(x) without duplication of any amounts included in clause (ii)(w) above, 100% of the aggregate net cash proceeds of any equity contribution received subsequent to December 14, 2010 by the Company from a holder of the Company’s Capital Stock; plus

(y) the amount by which Indebtedness of the Company is reduced on the Company’s balance sheet upon the conversion or exchange subsequent to December 14, 2010 of any Indebtedness of the Company for Qualified Capital Stock of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the net cash proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding net cash proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(z) an amount equal to the sum of (I) 100% of the aggregate net proceeds (including the fair market value of property other than cash that would constitute Marketable Securities or a Permitted Business) received by the Company or any Restricted Subsidiary subsequent to December 14, 2010 (A) from any sale or other disposition of any Investment (other than a Permitted Investment) in any Person (including an Unrestricted Subsidiary) made by the Company and its Restricted Subsidiaries and (B) representing the return of capital or principal (excluding dividends and distributions otherwise included in Consolidated Net Income) with respect to such Investment and (II) the portion (proportionate to the Company’s equity interest in an Unrestricted Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at any time subsequent to December 14, 2010 such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that, in the case of item (II), the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph shall not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice;

(2) any Restricted Payment made out of the net cash proceeds of the substantially concurrent sale of, or made by exchange for, Qualified Capital Stock of Holdings or the Company (other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees and other than Designated Preferred Stock) or a substantially concurrent cash capital contribution received by the Company from its stockholders; provided, however, that the net cash proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clauses (ii)(w) and (ii)(x) of the immediately preceding paragraph;

(3) the acquisition of any Indebtedness of the Company or a Guarantor that is subordinate or junior in right of payment to the Notes or the applicable Guarantee through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of Refinancing Indebtedness that is subordinate or junior in right of payment to the Notes or the applicable Guarantee;

(4) Dividend Equivalent Payments and payments to a direct or indirect parent of the Company for the purpose of permitting any of such entities to redeem or repurchase common equity or options in respect thereof, in each case in connection with the repurchase provisions of employee stock option or stock purchase agreements or other agreements to compensate management employees or upon the death, disability, retirement, severance or termination of employment of management employees; provided that all such Dividend Equivalent Payments and redemptions or repurchases pursuant to this clause (4) shall not exceed in any fiscal year the sum of (A) $100.0 million in any fiscal year carried over to succeeding fiscal years (with unused amounts under the corresponding provisions related to the Existing Secured Notes, the 2027 5.50% Notes, the 2027 7.50% Notes, the 2029 4.625% Notes and the 2029 4.875% Notes so carrying over as of the Issue Date) subject to a maximum (without giving effect to the following clause (B)) of $200.0 million in any fiscal year plus (B) any amounts not utilized in any preceding fiscal year following December 14, 2010 that were otherwise available under this clause (4) for such purchases (which aggregate amount shall be increased by the amount of any net cash proceeds received from the sale since December 14, 2010 of Capital Stock (other than Disqualified Capital Stock) to members of the Company’s management team that have not otherwise been applied to the payment of Restricted Payments pursuant to the terms of clause (ii) of the immediately preceding paragraph or clause (2) of this paragraph and the cash proceeds of any “key-man” life insurance policies which are used to make such redemptions or repurchases); provided, further, that the cancellation of Indebtedness owing to the Company from members of management of the Company or any of its Restricted Subsidiaries in connection with any repurchase of Capital Stock of such entities (or warrants or options or rights to acquire such Capital Stock) will not be deemed to constitute a Restricted Payment under this Indenture;

(5) the declaration and payment of dividends by the Company to, or the making of loans to, its direct parent company in amounts required for the Company’s direct or indirect parent companies to pay (A) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence, (B) Federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Company and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided, however, that the amount of such payments in any fiscal year does not exceed the amount that the Company and its consolidated Subsidiaries would be required to pay in respect of Federal, state and local taxes for such fiscal year were the Company to pay such taxes as a stand~~-~~alone taxpayer, (C) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and the Restricted Subsidiaries, (D) general corporate overhead expenses of any direct or indirect parent company of the Company to the extent such expenses are attributable to the ownership or operation of the Company and the Restricted Subsidiaries and (E) reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering by such direct or indirect parent company of the Company;

(6) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities if such Capital Stock represents a portion of the exercise price thereof or the withholding of a portion of such Capital Stock to pay the taxes payable on account of such exercise;

(7) additional Restricted Payments in an aggregate amount not to exceed the greater of (x) $75.0 million and (y) 3.0% of the Consolidated EBITDA of the Company for the period of four fiscal quarters most recently ended more than forty-five (45) days prior to the date of determination;

(8) [Intentionally Omitted];

(9) payments of dividends on Disqualified Capital Stock issued in compliance with Section 4.09 hereof;

(10) Restricted Payments made with Net Cash Proceeds from Asset Sales remaining after application thereof as required by Section 4.10 hereof (including after the making by the Company of any Net Proceeds Offer required to be made by the Company pursuant to such Section and the application of the entire Net Proceeds Offer Amount to purchase all Notes and other Senior Secured Debt of the Company or a Restricted Subsidiary of the Company tendered therein);

(11) the repayment or extension of intercompany debt that is permitted under this Indenture;

(12) cash payments in lieu of fractional shares in connection with the exercise of warrants, stock options or other securities convertible into or exchangeable into Capital Stock of the Company;

(13) upon occurrence of a Change of Control, and within 60 days after the completion of the Change of Control Offer pursuant to Section 4.15 hereof (including the purchase of all Notes tendered), any purchase or redemption of Obligations of the Company that are subordinate or junior in right of payment to the Notes or the Guarantees required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that (A) at the time of such purchase or redemption, no Default or Event of Default shall have occurred and be continuing (or would result therefrom) and (B) such purchase or redemption is not made, directly or indirectly, from the proceeds of (or made in anticipation of) any issuance of Indebtedness by the Company or any Subsidiary; and

(14) Restricted Payments that are made with Excluded Contributions.

Notwithstanding any of the foregoing to the contrary, the Company and its Restricted Subsidiaries may make any Restricted Payment so long as (1) no Default or Event of Default has occurred and is continuing and (2) at the time of such Restricted Payment and after giving pro forma effect thereto, the Company’s Consolidated Fixed Charge Coverage Ratio would exceed 2.0 to 1.0; provided, however, that if, at any time the criteria set forth in the preceding clause (2) cease to be satisfied, all Restricted Payments made by the Company or any of its Restricted Subsidiaries occurring on or after the date on which such criteria ceased to be satisfied shall be required to be made, to the extent permitted thereby, in compliance with the preceding paragraphs of this covenant, and the amount available for Restricted Payments pursuant to clause (ii) of the first paragraph of this covenant on or after the date on which such criteria ceases to be satisfied shall be equal to the amount that would have been available for Restricted Payments pursuant to such clause (ii) on such date without giving effect to any Restricted Payments made through such date pursuant to and in compliance with this paragraph; provided, further, that, if the Company or any of its Restricted Subsidiaries become contractually obligated to make any Restricted Payment at the time criteria set forth in the preceding clauses (1) and (2) continues to be satisfied, then the Company or such Restricted Subsidiary, as the case may be, may continue to make such Restricted Payments, even if the criteria in such clauses (1) and (2) ceases to be satisfied at the time such Restricted Payment is actually made, notwithstanding the limitation set forth in the preceding proviso, and the amount available for Restricted Payments pursuant to clause (ii) of the first paragraph of this covenant on or after the date on which such criteria ceases to be satisfied shall be equal to the amount that would have been available for Restricted Payments pursuant to such clause (ii) on such date without giving effect to any Restricted Payments made on such date pursuant to and in compliance with this proviso.

For purposes of determining compliance with this covenant, in the event that a payment or other action meets the criteria of more than one of the exceptions described in clauses (1) through (14) above, or is permitted to be made pursuant to clause (ii) of the first paragraph of this covenant (including by virtue of qualifying as a Permitted Investment), the Company will be permitted to classify such payment or other action on the date of its occurrence in any manner that complies with this covenant. Payments or other actions permitted by this covenant need not be permitted solely by reference to one provision permitting such payment or other action but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such payment or other action (including pursuant to any section of the definition of “Permitted Investments”).

The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary as specified in the definition of “Unrestricted Subsidiary”. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated shall be deemed to be Restricted Payments at the time of the designation and shall reduce the amount available for Restricted Payments under the first paragraph of this Section 4.07. All of those outstanding Investments shall be deemed to constitute Investments in an amount equal to the fair market value of the Investments at the time of such designation. Such designation shall only be permitted if the Restricted Payment would be permitted at the time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

SECTION 4.08. Dividend and Other Payment Restrictions Affecting Subsidiaries.

The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of the Company to: (a) pay dividends or make any other distributions on, or in respect of, its Capital Stock; (b) make loans or advances or pay any Indebtedness or other obligation owed to the Company or any Guarantor; or (c) transfer any of its property or assets to the Company or any Guarantor, except, with respect to clauses (a), (b) and (c), for such encumbrances or restrictions existing under or by reason of: (1) applicable law, rule, regulation or order; (2) this Indenture, the Other Notes Indenture, the Security Documents, the security documents relating to the Other Notes, the Intercreditor Agreement, the Notes, the Other Notes, the Existing Secured Notes (including the Senior Secured Debt Documents related to the Existing Secured Notes), the 2027 5.50% Notes, the 2027 7.50% Notes, the 2029 4.625% Notes, the 2029 4.875% Notes and the guarantees in respect thereof; (3) non-assignment provisions of any contract or any lease of any Restricted Subsidiary of the Company entered into in the ordinary course of business; (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (5) the Credit Facilities as entered into or existing on the Issue Date or any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that any restrictions imposed pursuant to any such amendment, modification; restatement, renewal, increase, supplement, refunding, replacement or refinancing are ordinary and customary with respect to syndicated bank loans (under the relevant circumstances); (6) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date; (7) restrictions on the transfer of assets subject to any Lien permitted under this Indenture imposed by the holder of such Lien; (8) restrictions imposed by any agreement to sell assets or Capital Stock permitted under this Indenture to any Person pending the closing of such sale; (9) any agreement or instrument governing Capital Stock of any Person that is acquired; (10) any Purchase Money Note or other Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity; (11) other Indebtedness or Permitted Subsidiary Preferred Stock outstanding on the Issue Date or permitted to be issued or incurred under this Indenture; provided that any such restrictions are ordinary and customary with respect to the type of Indebtedness being incurred or Preferred Stock being issued (under the relevant circumstances); (12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; (13) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (4) and (6) through (12) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company’s Board of Directors (evidenced by a Board Resolution) whose judgment shall be conclusively binding, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; (14) customary provisions in joint venture, partnership, asset sale, sale leaseback and other similar agreements; and (15) customary provisions in leases and other agreements entered into in the ordinary course of business.

SECTION 4.09. Incurrence of Indebtedness.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that the Company and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), in each case if, on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company would have been greater than 2.0 to 1.0 (such Indebtedness, “Ratio Indebtedness”); provided, however, that (x) the amount of Indebtedness (including Acquired Indebtedness) that may be incurred pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors shall not exceed $400.0 million at any one time outstanding and (y) if such Ratio Indebtedness is to be used in whole or in part to finance a Limited Condition Acquisition, such calculation shall be determined solely as of the date on which the definitive documentation with respect to such Limited Condition Acquisition is entered into.

SECTION 4.10. Asset Sales.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company); (ii) solely with respect to any Asset Sale or series of related Asset Sales for which the Company and its Restricted Subsidiaries receive aggregate consideration in excess of $50.0 million, at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents; provided that the amount of: (a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on the Company’s or such Restricted Subsidiary’s balance sheet or the footnotes thereto if such incurrence or accrual had taken place on the date of such balance sheet, as determined by the Company) of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets; (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received); and (c) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) after December 14, 2010 that is at that time outstanding, not to exceed the greater of $150 million and 5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall, in each of (a), (b) and (c) above, be deemed to be cash for the purposes of this provision or for purposes of the second paragraph of this Section 4.10; and (iii) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 545 days of receipt thereof either

(A) to prepay any Secured Debt or Indebtedness of a Restricted Subsidiary that is not a Guarantor and, in the case of any such Indebtedness under any revolving credit facility, effect a corresponding reduction in the availability under such revolving credit facility (or effect a permanent reduction in the availability under such revolving credit facility regardless of the fact that no prepayment is required in order to do so (in which case no prepayment should be required)),

(B) to reinvest in Productive Assets (provided that this requirement shall be deemed satisfied if the Company or such Restricted Subsidiary, by the end of such 545-day period, has entered into a binding agreement under which it is contractually committed to reinvest in Productive Assets, and such investment is consummated within 120 days from the date on which such binding agreement is entered into, and, with respect to the amount of such investment, the reference to the 546th day after an Asset Sale in the second following sentence shall be deemed to be a reference to the 121st day after the date on which such binding agreement is entered into (but only if such 121st day occurs later than such 546th day); and provided further that this requirement shall be deemed satisfied if the Company or such Restricted Subsidiary has made an investment in Productive Assets within 180 days prior to an Asset Sale) or

(C) a combination of prepayment and investment permitted by the foregoing clauses (iii)(A) and (iii)(B).

Pending the final application of any such Net Cash Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents. On the 546th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines by Board Resolution not to apply the Net Cash Proceeds relating to such

Asset Sale as set forth in clauses (iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders and holders of any other Senior Secured Debt of the Company or a Restricted Subsidiary of the Company requiring the making of such an offer, on a pro rata basis, the maximum amount of Notes and such other Senior Secured Debt that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of their principal amount (or, in the event such other Senior Secured Debt was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest thereon, if any, to the date of purchase (or, in respect of such other Senior Secured Debt, such lesser price, if any, as may be provided for by the terms of such Senior Secured Debt); provided, however, that if at any time any non-cash consideration (including any Designated Non-cash Consideration) received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder, and the Net Cash Proceeds thereof shall be applied in accordance with this Section 4.10. Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $40.0 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by the Company and its Restricted Subsidiaries aggregates to at least $40.0 million, at which time the Company or such Restricted Subsidiary shall apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (the first date the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $40.0 million or more shall be deemed to be a Net Proceeds Offer Trigger Date).

Notwithstanding the immediately preceding paragraph, the Company and its Restricted Subsidiaries shall be permitted to consummate an Asset Sale without complying with such paragraph to the extent that: (i) at least 75% of the consideration for such Asset Sale constitutes Productive Assets, cash, Cash Equivalents and/or Marketable Securities; and (ii) such Asset Sale is for fair market value (as determined in good faith by the Company); provided (x) that to the extent the assets that are the subject of such Asset Sale constitute Collateral, (i) any such Productive Assets shall promptly constitute Collateral and (ii) any consideration consisting of cash, Cash Equivalents and/or Marketable Securities received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the preceding paragraph and (y) that to the extent the assets that are the subject of such Asset Sale do not constitute Collateral, any consideration consisting of cash, Cash Equivalents and/or Marketable Securities received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the preceding paragraph (except that the term “Senior Debt” shall be deemed to replace in each instance in such preceding paragraph the phrase “Secured Debt” or “Senior Secured Debt”, as applicable).

Notice of each Net Proceeds Offer will be sent to DTC, in the case of Global Notes, or mailed to the record Holders as shown on the register of Holders, in the case of certificated notes, within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in Section 3.09 hereof. To the extent that the aggregate amount of Notes and other Senior Secured Debt tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use any remaining Net Proceeds Offer Amount for general corporate purposes or for any other purpose not prohibited by this Indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.10, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.10 by virtue thereof.

SECTION 4.11. Transactions with Affiliates.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to occur any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (an “Affiliate Transaction”) involving aggregate payment or consideration in excess of $20.0 million unless (i) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company; and (ii) the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $30.0 million, a Board Resolution adopted by the majority of the members of the Board of Directors of the Company approving such Affiliate Transaction and an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above.

(b) The restrictions set forth in Section 4.11(a) hereof shall not apply to: (i) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors or senior management; (ii) transactions between or among the Company and any of its Restricted Subsidiaries or between or among such Restricted Subsidiaries, provided that such transactions are not otherwise prohibited by this Indenture; (iii) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or by any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date as determined in good faith by the Company; (iv) Restricted Payments or Permitted Investments permitted by this Indenture; (v) transactions effected as part of a Qualified Securitization Transaction; (vi) payments or loans to employees or consultants that are approved by the Board of Directors of the Company in good faith; (vii) sales of Qualified Capital Stock; (viii) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders’ agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (viii) to the extent that the terms of any such amendment or new agreement taken as a whole are not materially disadvantageous to the Holders; (ix) transactions permitted by, and complying with, the provisions of Article 5 hereof, (x) any issuance of securities or other payments, awards, grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company; and (xi) transactions in which the Company or any Restricted Subsidiary, as the case may be, receives an opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is either fair, from a financial standpoint, to the Company or such Restricted Subsidiary or is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of the Company.

SECTION 4.12. Liens.

The Company shall not, and shall not cause or permit any Guarantor to, incur any Secured Debt unless (1) such Secured Debt is secured by a Lien (the “Initial Lien”) that expressly ranks junior to the first-priority security interests intended to be created in favor of the Notes Collateral Agents for the benefit of the Indenture Secured Parties pursuant to the Security Documents and the Intercreditor Agreement or (2) such Initial Lien is a Permitted Lien.

SECTION 4.13. Conduct of Business.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any businesses a majority of whose revenues are not derived from businesses that are the same or reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date (which shall include engineered components businesses not within the aerospace industry).

SECTION 4.14. Corporate Existence.

Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time)

of the Company or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

SECTION 4.15. Offer to Repurchase upon Change of Control.

(a) If a Change of Control occurs, each Holder shall have the right to require that the Company purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase. Within 30 days following the date upon which the Change of Control occurred, the Company must send, in the case of Global Notes, through the facilities of DTC and, in the case of certificated notes, by first class mail, a notice to the Trustee and each Holder, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is sent or mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

(b) On the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the applicable Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to each Holder of Notes so tendered the Change of Control payment for such Notes, and the Trustee shall promptly authenticate and mail or deliver (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 and integral multiples of $1,000 in excess thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Prior to sending the notice referred to in Section 4.15(a) above, but in any event within 30 days following any Change of Control, the Company shall: (i) repay in full all Indebtedness under the Credit Facilities and all other Senior Debt the terms of which require repayment upon a Change of Control; or (ii) obtain the requisite consents under the Credit Facilities and all such other Senior Debt to permit the repurchase of the Notes as provided below. The Company’s failure to comply with the covenant described in the immediately preceding sentence shall constitute an Event of Default described in clause (c) and not in clause (b) under Section 6.01 hereof.

(c) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the Company complies with the provisions of any such securities laws or regulations, the Company shall not be deemed to have breached its obligations under this Section 4.15.

(d) Notwithstanding anything to the contrary in this Section 4.15, the Company shall not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 hereof and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption has been given pursuant to Section 3.03 hereof prior to the date on which notice of the Change of Control Offer must be sent.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control occurring, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

SECTION 4.16. [Intentionally Omitted].

SECTION 4.17. Additional Guarantees.

The Company shall cause each of its direct and indirect Restricted Subsidiaries that is a borrower or guarantor under the Credit Facilities or that issues or guarantees any Capital Markets Indebtedness of the Company or any Guarantor in an aggregate principal amount of at least $200.0 million, within 20 Business Days of incurring such Indebtedness, to execute and deliver a supplemental indenture to this Indenture, providing for a senior guarantee of payment of the Notes by such Restricted Subsidiary.

SECTION 4.18. Limitation on Preferred Stock of Restricted Subsidiaries.

The Company shall not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company, other than Permitted Subsidiary Preferred Stock. The provisions of this Section 4.18 will not apply to (w) any of the Guarantors, (x) any transaction as a result of which neither the Company nor any of its Restricted Subsidiaries will own any Capital Stock of the Restricted Subsidiary whose Preferred Stock is being issued or sold and (y) Preferred Stock that is Disqualified Capital Stock and is issued in compliance with Section 4.09 hereof.

SECTION 4.19. Suspension of Covenants.

(a) During any period of time following the Issue Date that (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Company and its Restricted Subsidiaries shall not be subject to the following provisions of this Indenture:

(1)	Section 4.07;

(2)	Section 4.08;

(3)	Section 4.09;

(4)	Section 4.10;

(5)	Section 4.11;

(6)	Section 4.13;

(7)	Section 4.17;

(8)	Section 4.18;

(9)	Section 4.20; and

(10)	clause (ii) of the first paragraph of Section 5.01

(collectively, the “Suspended Covenants”). Upon the occurrence of a Covenant Suspension Event, the amount of Net Cash Proceeds with respect to any applicable Net Proceeds Offer Trigger Date shall be set at zero at such date (the “Suspension Date”). In addition, in the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and, on any subsequent date (the “Reversion Date”), one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating, or a Default or Event of Default occurs and is continuing, then the Company and the Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period”. Within 30 days of the Reversion Date, any Restricted Subsidiary that would have been required during the Suspension Period but for the Suspended Covenants by Section 4.17 to execute a supplemental indenture shall execute such supplemental indenture required by such covenant. Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

(b) On the Reversion Date, all Indebtedness incurred during the Suspension Period will be classified to have been incurred or issued pursuant to Section 4.09 to the extent such Indebtedness would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date. To the extent such Indebtedness would not be so permitted to be incurred or issued pursuant to Section 4.09, such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (iii) of the definition of Permitted Indebtedness. Restricted Payments made during the Suspension Period will be deemed to have been made pursuant to the first paragraph of Section 4.07.

(c) If (i) a Change of Control occurs that results in either (a) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company to any Person or Group (as defined in the definition of Change of Control) other than an Affiliate (other than a Person that becomes an Affiliate solely as a result of such transaction) of the Company or (b) any Person or Group other than an Affiliate (other than a Person that becomes an Affiliate solely as a result of such transaction) of the Company becoming the beneficial owner, directly or indirectly, of shares representing 100% of the total ordinary voting power represented by the issued and outstanding Capital Stock of the Company or Holdings and (ii) such Person or Group acquiring control pursuant to clause (i) above is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, then the Company shall not be subject to Section 4.03(a) from that time if and for so long as such Person or Group maintains Investment Grade Ratings from both Rating Agencies.

(d) The Company shall give the Trustee prompt (and in any event not later than five Business Days after a Covenant Suspension Event) written notice of any Covenant Suspension Event. In the absence of such notice, the Trustee shall assume the Suspended Covenants apply and are in full force and effect. The Company shall give the Trustee prompt (and in any event not later than five Business Days after a Covenant Suspension Event) written notice of any occurrence of a Reversion Date. After any such notice of the occurrence of a Reversion Date, the Trustee shall assume the Suspended Covenants apply and are in full force and effect.

SECTION 4.20. Impairment of Security Interest.

Subject to the rights of the holders of Permitted Liens and except as permitted by this Indenture, the Security Documents or the Intercreditor Agreement (including the release of any Collateral as permitted hereunder or thereunder), the Company shall not, and shall not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would reasonably be expected to have the result of materially impairing the security interest with respect to a material portion of the Collateral for the benefit of the Indenture Secured Parties.

ARTICLE V

SUCCESSORS

SECTION 5.01. Merger, Consolidation or Sale of Assets.

(a) The Company shall not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted

Subsidiaries) to any Person unless (i) either: (a) the Company shall be the surviving or continuing corporation; or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”): (x) shall be a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia; and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on all of the Notes and the performance of each applicable covenant of the Notes, this Indenture, the Security Documents and the Intercreditor Agreement to be performed or observed on the part of the Company; provided, that at any time the Company or its successor is not a corporation, there shall be a co-issuer of the Notes that is a corporation; (ii) except in the case of a merger of the Company with or into a Restricted Subsidiary of the Company, and except in the case of a merger entered into solely for the purpose of reincorporating the Company in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (i)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 4.09 hereof, or the Consolidated Fixed Charge Coverage Ratio for the Surviving Entity and its Restricted Subsidiaries on a consolidated basis would be greater than such ratio for the Company and the Restricted Subsidiaries immediately prior to such transaction; (iii) except in the case of a merger of the Company with or into a Restricted Subsidiary of the Company, and except in the case of a merger entered into solely for the purpose of reincorporating the Company in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (i)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and (iv) the Company or the Surviving Entity shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

(b) [Reserved.]

(c) Each Guarantor shall not, and the Company shall not permit any such Guarantor to, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of, in a single transaction or series of related transactions, all or substantially all of its assets to any Person unless:

(1) (except in the case of such Guarantor that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or through the sale of all or substantially all of its assets (such sale constituting the disposition of such Guarantor in its entirety), if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under Section 4.10 hereof in respect of such disposition) the resulting, surviving or transferee Person (if not such Guarantor) shall be a Person organized and validly existing under the laws of the jurisdiction under which such Guarantor was organized or under the laws of the United States of America, any State thereof or the District of Columbia, and such Person shall expressly assume, by a supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, all the obligations of such Guarantor, if any, under its Guarantee and the Security Documents to which it is a party, and the performance of each applicable covenant of or obligation under the Security Documents and the Intercreditor Agreement to be performed or observed on the part of such Guarantor in its capacity as a Grantor;

(2) except in the case of a merger of such Guarantor with or into the Company or another Guarantor, and except in the case of a merger entered into solely for the purpose of reincorporating such Guarantor in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by the immediately preceding clause (c)(1) (including giving effect to any Indebtedness and Acquired Indebtedness incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and

(3) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

(d) Holdings shall not consolidate or merge with or into, or sell, assign, transfer, lease or otherwise dispose of, in a single transaction or series of related transactions, all or substantially all of its assets to any Person unless:

(1) the resulting, surviving or transferee Person (if not Holdings) shall be a Person organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person shall expressly assume, by a supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, all the obligations of Holdings, if any, under its Guarantee, and the performance of each applicable covenant of the Security Documents and the Intercreditor Agreement to be performed or observed on the part of Holdings in its capacity as a Grantor;

(2) except in the case of a merger entered into solely for reincorporating Holdings in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by the immediately preceding clause (d)(1) (including giving effect to any Indebtedness and Acquired Indebtedness incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and

(3) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

In case of any such consolidation, merger, sale or conveyance, and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Guarantee of the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Restricted Subsidiary, such successor Person shall succeed to and be substituted for the Restricted Subsidiary with the same effect as if it had been named herein as a Restricted Subsidiary. Such successor Person thereupon may cause to be signed any or all of the Guarantees of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Guarantees had been issued at the date of the execution hereof.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company. However, transfer of assets between or among the Company and its Restricted Subsidiaries will not be subject to this Section 5.01.

SECTION 5.02. Successor Corporation Substituted.

Upon any consolidation, combination or merger, or any transfer of all or substantially all of the assets of the Company in accordance with Section 5.01 hereof, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of the Company under this Indenture and the Notes with the same effect as if such surviving entity had been named as such and that, in the event of a conveyance or transfer (but not a lease), the conveyor or transferor (but not a lessor) shall be released from the provisions of this Indenture.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.01. Events of Default.

“Events of Default” are:

(a) the failure to pay interest on any Notes when the same becomes due and payable if the default continues for a period of 30 days;

(b) the failure to pay the principal on any Notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer on the date specified for such payment in the applicable offer to purchase);

(c) a default in the observance or performance of any other covenant or agreement contained herein if the default continues for a period of 60 days (or 180 days in the case of the covenant described under Section 4.03 hereof) after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the then-outstanding principal amount of the Notes (except in the case of a default with respect to Section 5.01 hereof, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(d) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Significant Subsidiary of the Company (other than a Securitization Entity), or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $50.0 million or more at any time;

(e) one or more judgments in an aggregate amount in excess of $50.0 million shall have been rendered against the Company or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(f) the Company or any of its Significant Subsidiaries pursuant to, or within the meaning of, Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a custodian of it or for all or substantially all of its property; or

(iv) makes a general assignment for the benefit of its creditors;

(g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company or any of its Significant Subsidiaries;

(ii) appoints a custodian of the Company or any of its Significant Subsidiaries or for all or substantially all of the property of the Company or any of its Significant Subsidiaries; or

(iii) orders the liquidation of the Company or any of its Significant Subsidiaries;

(iv) and the order or decree remains unstayed and in effect for 60 consecutive days; or

(h) with respect to any Collateral having a fair market value in excess of $50 million, individually or in the aggregate, unless such Collateral has been released from the Liens in accordance with the provisions of the Security Documents and the Intercreditor Agreement, (i) the security interest with respect to such Collateral under any Security Document or the Intercreditor Agreement shall fail to be in full force and effect, for any reason, and such failure should continue for 60 days or (ii) the assertion by the Company or any Guarantor, in any pleading in any court of competent jurisdiction, that any security interest with respect to such Collateral under any Security Documents or the Intercreditor Agreement is invalid or unenforceable.

SECTION 6.02. Acceleration.

If any Event of Default (other than an Event of Default specified in clause (f) or (g) of Section 6.01 hereof with respect to the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare the principal of, and accrued interest on, all the Notes to be due and payable immediately by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the Credit Facilities, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Facilities and five Business Days after receipt by the Company and the representative under the Credit Facilities of such Acceleration Notice but only if such Event of Default is then continuing. If an Event of Default specified in clause (f) or (g) of Section 6.01 hereof with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on, all the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

At any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (f) or (g) of Section 6.01 hereof, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 6.03. Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.04. Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then-outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium and interest on the Notes (including in connection with an offer to purchase) (provided, however, that the Holders of a majority in aggregate principal amount at maturity of the then-outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.05. Control by Majority.

Holders of a majority in principal amount of the then-outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law, this Indenture, the Security Documents or the Intercreditor Agreement that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability.

SECTION 6.06. Limitation on Suits.

A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(a) the Holder gives to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in principal amount of the then-outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder or Holders offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e) during such 60-day period, the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 6.07. Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08. Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) or (b) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal amount of, premium and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09. Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10. Priorities.

Any money collected by the Trustee pursuant to this Article, and any other money or property distributable in respect of the Company’s obligations under this Indenture after an Event of Default, shall be applied in the following order:

First: to the Trustee and the Notes Collateral Agents (including any predecessor Trustee or Notes Collateral Agent), their agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the them (including any predecessor Trustee or Notes Collateral Agent) and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal amount, premium and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal amount, premium and interest, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

SECTION 6.11. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 hereof or a suit by Holders of more than 10% in principal amount of the then-outstanding Notes.

ARTICLE VII

TRUSTEE

SECTION 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture, and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of certificates or opinions which are specifically provided for by any provision herein to be provided to it, the Trustee shall examine the certificates and opinions which are specifically required to be delivered to the Trustee by any provision of this Indenture to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraphs (b) or (e) of this Section;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c), (e) and (f) of this Section.

(e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture, the Security Documents or the Intercreditor Agreement at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02. Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection, and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture, the Security Documents or the Intercreditor Agreement.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture, the Security Documents or the Intercreditor Agreement at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of Indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(i) The permissive right of the Trustee to take or refrain from taking any actions enumerated in this Indenture shall not be construed as a duty.

(j) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics or pandemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.

(k) Anything in this Indenture notwithstanding, in no event shall the Trustee be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to loss of profit), even if the Trustee has been advised as to the likelihood of such loss or damage and regardless of the form of action.

(l) The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

SECTION 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. The Registrar or any Paying Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

SECTION 7.04. Trustee’s Disclaimer.

The Trustee shall not be responsible for, and makes no representation as to the validity or adequacy of, this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

SECTION 7.05. Notice of Defaults.

(a) The Trustee shall not be deemed to have notice of any Default or Event of Default unless written notice of such a Default or Event of Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(b) Within 90 days after the occurrence of a Default or an Event of Default, the Trustee shall mail (or otherwise transmit in accordance with the applicable procedures of DTC) to Holders, as their names and addresses appear in the security register for the Notes, a notice of the Default or Event of Default known to the Trustee, unless such Default or Event of Default shall have been cured or waived. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

SECTION 7.06. Reports by Trustee to Holders of the Notes.

Within 60 days after each May 15 beginning with May 15, 2024, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b)(2). The Trustee shall also transmit by mail all reports as required to comply with TIA § 313(c).

A copy of each report at the time of its mailing to the Holders shall be mailed to the Company and filed with the SEC and each stock exchange (if any) on which the Notes are listed in accordance with TIA § 313(d). The Company shall promptly notify the Trustee whenever the Notes become listed on, or delisted from, any stock exchange.

The Trustee shall not be deemed to have any actual or constructive notice or knowledge of any reports or notice received from the Company, Holdings or the Guarantors and subsequently provided to the Holders.

SECTION 7.07. Compensation and Indemnity.

The Company, Holdings and the Guarantors shall, jointly and severally, pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company, Holdings and the Guarantors shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company, Holdings and the Guarantors, jointly and severally, shall indemnify the Trustee against any and all losses, claims, damages, liabilities or expenses (including reasonable attorneys’ fees and expenses) incurred by it arising out of, or in connection with, the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company, Holdings and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, Holdings and the Guarantors or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense shall be determined to have been caused by its own negligence or willful misconduct. The Trustee shall notify the Company, Holdings and the Guarantors promptly of any claim of which a Responsible Offer has received notice for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim, and the Trustee shall cooperate in the defense. The Trustee may have separate counsel, and the Company shall pay the reasonable fees and expenses of such counsel. The Company, Holdings and the Guarantors need not pay for any settlement made without their consent, which consent shall not be unreasonably withheld.

The obligations of the Company, Holdings and the Guarantors under this Section 7.07 shall survive the resignation or removal of the Trustee, the satisfaction and discharge and the termination of this Indenture.

To secure the Company’s, Holdings’ and the Guarantors’ payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the resignation or removal of the Trustee, the satisfaction and discharge and the termination of this Indenture.

In addition, and without prejudice to the rights provided to the Trustee under any of the provisions of this Indenture, when the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(f) or (g) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

“Trustee” for purposes of this Section shall include any predecessor Trustee and the Trustee in each of its capacities hereunder and each agent, custodian and other person employed to act hereunder; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

SECTION 7.08. Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of Notes of a majority in principal amount of the then-outstanding Notes may remove the Trustee by, with 30 days’ prior notice, so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof,

(b) the Trustee is adjudged bankrupt or insolvent, or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then-outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in principal amount of the then-outstanding Notes may petition any court of competent jurisdiction, at the expense of the Company, for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided that all sums owing to the Trustee hereunder have been paid and are subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

SECTION 7.09. Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

SECTION 7.10. Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any State thereof, that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee shall comply with TIA § 310(b).

SECTION 7.11. Preferential Collection of Claims Against the Company.

The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01. Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

SECTION 8.02. Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of, and at the expense of, the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in

Section 8.04 hereof, and as more fully set forth in such Section, payments in respect of the principal amount of, premium, if any, and interest on, such Notes when such payments are due, (b) the Company’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder, and the Company’s obligations in connection therewith, and (d) the provisions of this Article 8 with respect to Legal Defeasance. Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

SECTION 8.03. Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from its obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.17, 4.18 and 4.20 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document, and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(d) and 6.01(e) hereof shall not constitute Events of Default.

SECTION 8.04. Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars, non-callable Government Securities or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally-recognized firm of independent public accountants, to pay the principal amount at maturity of, premium and interest on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(b) in the case of an election under Section 8.02 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States of America reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of an election under Section 8.03 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States of America reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of the proceeds of which will be used to defease the Notes pursuant to this Article 8 concurrently with such incurrence and the grant of a Lien to secure such Indebtedness) or, insofar as Section 6.01(f) or 6.01(g) hereof is concerned, at any time in the period ending on the 91st day after the date of deposit;

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, this Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(f) the Company shall have delivered to the Trustee an Opinion of Counsel (which may be subject to customary exceptions) to the effect that (A) the trust funds will not be subject to any rights of holders of other Senior Debt, including those rights arising under this Indenture, and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of the preference provisions of Section 547 of the United States Federal Bankruptcy Code;

(g) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(h) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for, or relating to, the Legal Defeasance or the Covenant Defeasance have been complied with; and

(i) the Company shall have paid, or duly provided for payment of, all amounts then due to the Trustee pursuant to Section 7.07 hereof.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (b) above with respect to a Legal Defeasance need not be delivered if all Notes not therefor delivered to the Trustee for cancellation (A) have become due and payable or (B) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

SECTION 8.05. Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal amount, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on, or assessed against, the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally-recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06. Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in this Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, pursuant to an optional redemption notice or otherwise or (y) will become due and payable within one year or are to be called for redemption within one year, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under this Indenture by the Company; and (iii) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

SECTION 8.07. Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, for two years after such principal and premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as a secured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may, at the expense of the Company, cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

SECTION 8.08. Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

SECTION 8.09. Survival.

The Trustee’s rights under this Article 8 shall survive termination of this Indenture or the resignation or removal of the Trustee.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01. Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Company, the Guarantors, the Trustee and the Notes Collateral Agents, may amend or supplement this Indenture, the Guarantees, the Notes, any Security Document or the Intercreditor Agreement without the consent of any Holder:

(a) to cure any ambiguity, defect or inconsistency;

(b) to provide for uncertificated Notes in addition to, or in place of, certificated Notes or to alter the provisions of Article 2 or the Appendix hereof relating to the form of the Notes (including the related definitions) in a manner that does not materially adversely affect the legal rights of any Holder;

(c) to provide for the assumption of the Company’s, Holdings’ or a Guarantor’s obligations to the Holders by a successor to the Company, Holdings or a Guarantor pursuant to Article 5 or Article 10 hereof;

(d) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights hereunder of any Holder;

(e) [Reserved];

(f) to provide for the issuance of Notes issued after the Issue Date in accordance with the limitations set forth in this Indenture;

(g) to allow any Guarantor to execute a supplemental indenture, a joinder to the Security Documents or the Intercreditor Agreement and/or a Guarantee with respect to the Notes; provided, however, that any such supplemental indenture, joinder and/or Guarantee need only be executed by the Company, such Guarantor and, as applicable, the Trustee and the Notes Collateral Agents;

(h) to provide for the issuance of exchange notes or private exchange notes in exchange for the Notes;

(i) to conform the text of this Indenture, the Guarantees or the Notes to any provision of the Description of Notes to the extent that such provision in the Description of Notes was intended to be a verbatim recitation of a provision of this Indenture, the Guarantees or the Notes;

(j) add assets to the Collateral or release Collateral from any Lien as permitted under this Indenture;

(k) mortgage, pledge, hypothecate or grant any other Lien in favor of a Notes Collateral Agent for the benefit of the Indenture Secured Parties;

(l) provide extensions with respect to timing for, or modifications to the ministerial or administrative requirements for granting Liens, to the extent not prohibited under the Intercreditor Agreements and/or the Security Documents;

(m) enter into intercreditor arrangements with respect to the Secured Debt; or

(n) provide for the succession of any parties to the Security Documents or the Intercreditor Agreement (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extensions, substitution, refinancing, restructuring, replacement, supplementing or other modification to the Credit Facilities or other Secured Debt.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Sections 7.02 and 11.02 hereof, the Trustee shall join with the Company, Holdings and the Guarantors in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

SECTION 9.02. With Consent of Holders of Notes.

Except as provided below in this Section 9.02, this Indenture (including Sections 3.09, 4.10 and 4.15 hereof), the Guarantees, the Notes, the Security Documents and the Intercreditor Agreement may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then-outstanding Notes voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Sections 7.02 and 11.02 hereof, the Trustee shall join with the Company in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may, in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes. However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of, or change or have the effect of changing, the fixed maturity of any Note, or change the date on which any Note may be subject to redemption or reduce the redemption price therefor;

(c) reduce the rate of, or change or have the effect of changing, the time for payment of interest, including defaulted interest, on any Note;

(d) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount at maturity of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(e) make any Notes payable in money other than that stated in the Notes;

(f) make any change in the provisions of this Indenture protecting the legal right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(g) after the Company’s obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or modify any of the provisions or definitions with respect thereto after a Change of Control has occurred;

(h) modify or change any provision of this Indenture or the related definitions affecting the subordination or ranking of the Notes or the Guarantees in a manner which adversely affects the Holders; or

(i) make any change in the foregoing amendment and waiver provisions.

Any modification, amendment or waiver of this Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral, taken as a whole, from the Liens securing the Notes other than in accordance with this Indenture and the Security Documents, or modifying the Intercreditor Agreement in any manner adverse in any material respect to the Holders, will require the consent of the Holders of at least 66 2⁄3% in aggregate principal amount of the Notes.

SECTION 9.03. [Intentionally Omitted].

SECTION 9.04. Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

SECTION 9.05. Notation on, or Exchange of, Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company, in exchange for all Notes, may issue, and the Trustee shall, upon receipt of an Authentication Order, authenticate, new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.06. Trustee to Sign Amendments, etc.

The Trustee shall sign any amendment or supplemental Indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amendment or supplemental Indenture until the Board of Directors approves it. In executing any amendment or supplemental indenture, the Trustee shall be given and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 11.02 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment or supplemental indenture is authorized or permitted by this Indenture, the Security Documents and the Intercreditor Agreement.

ARTICLE X

GUARANTEES

SECTION 10.01. Guarantees.

Holdings and each Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally, to each Holder and to the Trustee and its successors and assigns (a) the full and punctual payment of principal of, and interest on, the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under this Indenture and the Notes and (b) the full and punctual performance within applicable grace periods of all other obligations of the Company under this Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Holdings and each Guarantor further agree that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from Holdings or such Guarantor and that Holdings and such Guarantor will remain bound under this Article 10 notwithstanding any extension or renewal of any Guaranteed Obligation.

Holdings and each Guarantor waives presentation to, demand of, payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Holdings and each Guarantor waive notice of any default under the Notes or the Guaranteed Obligations. The obligations of Holdings and each Guarantor hereunder shall not be affected by (a) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (e) the failure of any Holder or the Trustee to exercise any right or remedy against any other guarantor of the Obligations; or (f) except as set forth in Section 10.07, any change in the ownership of Holdings or such Guarantor.

Holdings and each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

Except as expressly set forth in Sections 10.02 and 10.07 hereof, the obligations of Holdings and each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of Holdings and each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner, or to any extent, vary the risk of such Holdings or such Guarantor or would otherwise operate as a discharge of Holdings or such Guarantor as a matter of law or equity.

Holdings and each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if, at any time, payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing, and not in limitation of any other right which any Holder or the Trustee has at law or in equity against Holdings or any Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, Holdings and each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (1) the unpaid amount of such Guaranteed Obligations, (2) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (3) all other monetary Guaranteed Obligations of the Company to the Holders and the Trustee.

Holdings and each Guarantor agrees that it shall not be entitled to any right of subrogation in respect of any Guaranteed Obligations until payment in full of all Guaranteed Obligations. Holdings and each Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Guaranteed Obligations may be accelerated as provided in Article 6 for the purposes of Holdings’ or such Guarantor’s Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations, and (y) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by Holdings or such Guarantor for the purposes of this Section.

Holdings and each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section.

SECTION 10.02. Limitation on Liability.

Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 10.03. Successors and Assigns.

This Article 10 shall be binding upon Holdings and each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders, and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to, and be vested in, such transferee or assignee, all subject to the terms and conditions of this Indenture.

SECTION 10.04. No Waiver.

Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 10 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 10 at law, in equity, by statute or otherwise.

SECTION 10.05. Modification.

No modification, amendment or waiver of any provision of this Article 10, nor the consent to any departure by Holdings or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to, or demand on, Holdings or any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 10.06. [Intentionally Omitted].

SECTION 10.07. Release of Guarantor.

A Guarantor shall be deemed released from all obligations under this Article 10 without any further action required on the part of the Trustee or any Holder:

(a) upon the sale (including any sale pursuant to any exercise of remedies by a holder of Senior Debt of the Company or of any Guarantor) or other disposition (including by way of consolidation or merger) of such Guarantor, other than to the Company or an Affiliate of the Company and as permitted by this Indenture;

(b) upon the sale or disposition of all or substantially all the assets of such Guarantor, other than to the Company or an Affiliate of the Company and as permitted by this Indenture;

(c) upon the designation of such Guarantor as an Unrestricted Subsidiary pursuant to the terms of this Indenture;

(d) if the Guarantor becomes an Immaterial Domestic Restricted Subsidiary and is not otherwise required to provide a Guarantee of the Notes pursuant Section 4.17 hereof or ceases to be a Subsidiary;

(e) upon the Guarantor being released or discharged from all of its obligations as a borrower or guarantor under the Credit Facilities and all other Capital Markets Indebtedness that gave rise to the requirement that such Guarantor provide such Guarantee pursuant to Section 4.17 hereof, except, in each case, a release or discharge as a result of the payment of such Guarantor’s guarantee or direct obligations under the Credit Facilities or such Guarantor’s guarantee under such Capital Markets Indebtedness, as applicable (it being understood that the release or discharge subject to a contingent reinstatement is still considered a release or discharge, and if any Indebtedness of such Guarantor under the Credit Facilities or such Capital Markets Indebtedness is reinstated, such Guarantee shall also be reinstated); or

(f) if the Company exercises its Legal Defeasance option or its Covenant Defeasance option in accordance with the provisions of Article 8 hereof or if its obligations under this Indenture are discharged in accordance with Section 8.06 hereof (in which case the Guarantee of Holdings shall also be released);

At the request of the Company and upon receipt by the Trustee of the documents required by Section 11.02 hereof, the Trustee shall execute and deliver an appropriate instrument evidencing the release of a Guarantor pursuant to this Section 10.07.

SECTION 10.08. Contribution.

Holdings and each Guarantor that makes a payment under its Guarantee shall be entitled, upon payment in full of all Guaranteed Obligations, to contribution from Holdings and each Guarantor, as applicable, in an amount equal to Holdings’ or such Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP (for purposes hereof, Holdings’ net assets shall be those of all its Consolidated Subsidiaries other than the Guarantors).

ARTICLE XI

MISCELLANEOUS

SECTION 11.01. Notices.

Any notice or communication by the Company, Holdings, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier (except with respect to delivery of a notice or communication by or to the Trustee) or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company, Holdings and/or any Guarantor:

TransDigm Inc.

1301 East 9th Street, Suite 3000

Cleveland, Ohio 44114

Facsimile No.: (216) 706-2837

Attention: Chief Financial Officer

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

Facsimile No.: (216) 579-0212

Attention: Michael J. Solecki, Esq.

If to the Trustee:

The Bank of New York Mellon Trust Company, N.A.

311 South Wacker Drive, Suite 6200B

Mailbox #44

Chicago, IL 60606

Attention: Corporate Trust Administration

The Company, Holdings, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders or the Trustee) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. All notices and communications sent to the Trustee shall be deemed to have been duly given when actually received. For the avoidance of doubt, the Trustee shall not be required to accept or deliver notices or communications by telecopier.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder, or any defect in it, shall not affect its sufficiency with respect to other Holders.

The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”), given pursuant to this Indenture and the Security Documents and delivered using Electronic Means; provided, however, that the Company, Holdings and the Guarantors, as applicable, shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company, Holdings the Guarantors, as applicable, whenever a person is to be added or deleted from the listing. If the Company, Holdings or any Guarantor, as applicable, elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Company, Holdings and the Guarantors understand and agree that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Company, Holdings and the Guarantors shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company, Holdings and the Guarantors and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company, Holdings and the Guarantors, as applicable. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding if such Instructions conflict or are inconsistent with a subsequent written instruction. The Company, Holdings and the Guarantors agree: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company, Holdings and/or any Guarantor, as applicable; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depository (or its designee) pursuant to the standing instructions from the Depository or its designee, including by electronic mail in accordance with accepted practices at the Depository.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee, each Paying Agent and the Registrar at the same time.

SECTION 11.02. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(a) an Officers’ Certificate (which shall include the statements set forth in Section 11.03 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel (which shall include the statements set forth in Section 11.03 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

SECTION 11.03. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has, or they have made, such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

SECTION 11.04. Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 11.05. No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator or stockholder of Holdings, the Company or any Subsidiary of the Company (other than Holdings, the Company or any Subsidiary of the Company that is a Guarantor), as such, shall have any liability for any obligations of Holdings, the Company or any Subsidiary of the Company under the Notes, the Guarantees, this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 11.06. Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 11.07. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company, its Subsidiaries, Holdings or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 11.08. Successors.

All agreements of the Company, Holdings and the Guarantors in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 11.09. Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 11.10. Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 11.11. Table of Contents, Headings, etc.

The Table of Contents and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 11.12. Waiver of Trial by Jury.

EACH PARTY HERETO, AND EACH HOLDER, BY ITS ACCEPTANCE OF A NOTE, HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS INDENTURE.

SECTION 11.13. Agreement to Provide Certain Tax-Related Information to the Trustee.

In order to comply with applicable tax laws, rules and regulations under Sections 1471-1474 of the Internal Revenue Code of 1986, as amended (including directives, guidelines and interpretations promulgated by competent authorities), in effect from time to time (“FATCA”), the Company agrees (i) upon written request, to provide to the Trustee any tax-related information about Holders or any taxable transactions contemplated pursuant to this Indenture (including any modification to the terms of such transactions), to the extent such information is in the Company’s possession, so that the Trustee can determine whether it has tax-related obligations under FATCA and (ii) that the Trustee may, to the extent it is required to do so by FATCA, deduct or withhold income or other similar taxes imposed by FATCA from payments hereunder.

SECTION 11.14. Submission to Jurisdiction.

Each of the Company, Holdings and the Guarantors hereby irrevocably submits to the jurisdiction of any New York State court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Southern District in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to this Indenture, the Guarantees and the Notes, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts.

SECTION 11.15. Designated Senior Debt.

The Company, Holdings and each Guarantor hereby designate the Notes Obligations and the Guarantees as “Designated Senior Debt” (as defined by the Indenture dated February 13, 2019, among the Company, Holdings, the subsidiary guarantors from time to time party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee, for the 2027 7.50% Notes), for all purposes of the 2027 5.50% Notes, the 2027 7.50% Notes, the 2029 4.625% Notes and the 2029 4.875% Notes.

SECTION 11.16. Intercreditor Agreement Controls.

Notwithstanding any contrary provision in this Indenture, this Indenture is subject to the provisions of the Intercreditor Agreement. The Company, Holdings, the Guarantors, each Notes Collateral Agent and the Trustee acknowledge and agree to be bound by the provisions of the Intercreditor Agreement, subject to Section 2.06(h) and Article 7 of this Indenture and subject to the exculpatory and indemnification provisions of Article 7 and Article 12 of this Indenture that benefit the Trustee and the Notes Collateral Agents, respectively.

SECTION 11.17. OFAC.

(a) Each of the Company, Holdings and each of the Guarantors represents that neither it nor any of its affiliates, subsidiaries, directors or officers are the target or subject of any sanctions enforced by the U.S. Government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively “Sanctions”);

(b) Each of the Company, Holdings and each of the Guarantors covenants that neither it nor any of its affiliates, subsidiaries, directors or officers will directly or indirectly use any payments made pursuant to this Indenture, (i) to fund or facilitate any activities of or business with any person who, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business with any country or territory that is the target or subject of Sanctions, or (iii) in any other manner that will result in a violation of Sanctions by any person.

ARTICLE XII

COLLATERAL AND SECURITY

SECTION 12.01. The Notes Collateral Agents.

(a) By accepting a Note, each Holder will be deemed to have irrevocably appointed each Notes Collateral Agent to act as collateral agent under the applicable Security Documents and irrevocably authorized each Notes Collateral Agent to (i) perform the duties and exercise the rights and powers that are specifically given to it under the Security Documents or other documents to which it is a party, together with any other incidental rights and powers, and (ii) execute each document to be executed by such Notes Collateral Agent on its behalf, including the Intercreditor Agreement or any other intercreditor agreements with future holders or agents of Indebtedness of the Company and the Guarantors (collectively, for purposes of this Article 12, the “Intercreditor Agreements”), any Security Documents and all other instruments relating to the Security Documents. The Holders may not, individually or collectively, take any direct action to enforce the Security Documents. The Notes Collateral Agents will have no duties or obligations with respect to the Collateral except those expressly set forth hereunder or in the applicable Security Documents or the Intercreditor Agreements and no implied covenants or obligations shall be read into such documents against the applicable Notes Collateral Agent. No Notes Collateral Agent will be liable for any action taken or not taken by it in the absence of its own gross negligence, willful misconduct or bad faith. Each Notes Collateral Agent will be entitled to rely upon, and will not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it in good faith to be genuine and to have been signed or sent by the proper person. Each Notes Collateral Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and will not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Without limiting the generality of the foregoing, each Notes Collateral Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers and shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Notes Collateral Agent to liability or that is contrary to any Security Document, the Intercreditor Agreements or applicable law;

(iii) shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as a Notes Collateral Agent or any of its Affiliates in any capacity;

(iv) shall not be liable for any action taken or not taken by it (a) with the consent or at the request of any Applicable Collateral Agent (as defined in the Intercreditor Agreement) or (b) in the absence of its own gross negligence or willful misconduct or (c) in reliance on an Officers’ Certificate of the Company stating that such action is permitted by the terms of the Intercreditor Agreements. Each Notes Collateral Agent shall be deemed not to have knowledge of any event of default hereunder or under any series of First Lien Obligations unless and until written notice describing such event of default is received by such Notes Collateral Agent from the representative of such First Lien Obligations or Holdings or the Company; and

(v) shall not be responsible for or have any duty to ascertain or inquire into (a) any statement, warranty or representation made in or in connection with the Intercreditor Agreements or any Security Document, (b) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any event of default, (d) the validity, enforceability, effectiveness or genuineness of the Intercreditor Agreements, any other Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by any Security Document, (e) the existence, value or the sufficiency of any Collateral for any series of First Lien Obligations, or (f) the satisfaction of any condition set forth in any operative agreements governing First Lien Obligations or any Security Document, other than to confirm receipt of items expressly required to be delivered to such Notes Collateral Agent.

The use of the term “agent” herein with reference to a Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law other than as a “representative” as such term is used in Section 9-102(a)(72)(E) of the Uniform Commercial Code.

BY ACCEPTING A NOTE EACH HOLDER WILL BE DEEMED TO HAVE IRREVOCABLY AGREED TO THE FOREGOING PROVISIONS OF THIS SECTION 12.01(a) AND SHALL BE BOUND BY THOSE AGREEMENTS TO THE FULLEST EXTENT PERMITTED BY LAW.

(b) Without limiting the Intercreditor Agreements, each Notes Collateral Agent shall be subject to such directions as may be properly given in accordance with this Indenture, the Intercreditor Agreements and the Security Documents. Except as expressly required by this Indenture, the Intercreditor Agreements and the Security Documents, and in each case subject to the Intercreditor Agreements, no Notes Collateral Agent shall be obligated:

(i) to act upon directions purported to be delivered to it by any other Person;

(ii) to foreclose upon or otherwise enforce any Lien securing the Notes or any of the Guarantees; or

(iii) to take any other action whatsoever with regard to any or all of (x) the Liens securing the Notes, (y) the Guarantees or (z) the Security Documents, or with regard to the Collateral.

(c) Each Notes Collateral Agent may perform any and all of its duties and exercise its rights and powers by or through, and is authorized and empowered to appoint, one or more co-agents or sub-agents or attorneys-in-fact as it deems necessary or appropriate in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

(d) Subject to the appointment and acceptance of a successor Notes Collateral Agent as provided below, either Notes Collateral Agent may resign at any time by notifying the Company and the Trustee. Upon any such resignation, the Company shall have the right to appoint a successor; provided that, during the existence and continuation of an Event of Default pursuant to clause (a), (b), (f) or (g) of Section 6.01, the Majority Holders shall have the right to appoint a successor. If no successor shall have been so appointed by the Company (or, if applicable, the Majority Holders) and shall have accepted such appointment within 30 days after the retiring Notes Collateral Agent gives notice of its resignation, then such retiring Notes Collateral Agent may, on behalf of the Holders and the Trustee, petition at the expense of the Company a court of competent jurisdiction to appoint a successor Notes Collateral Agent. Upon the acceptance of its appointment as a Notes Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Notes Collateral Agent, and the retiring Notes Collateral Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Notes Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After a Notes Collateral Agent’s resignation hereunder, the provisions of this Article 12 and Article 7 shall continue in effect for the benefit of such retiring Notes Collateral Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while acting as Notes Collateral Agent.

(e) The benefits, protections and indemnities of the Trustee in Sections 7.02, 7.03 and 7.07 of this Indenture shall apply mutatis mutandi to each Notes Collateral Agent in its capacity as such, including, without limitation, the rights to receive and rely on Officers’ Certificates and Opinions of Counsel, reimbursement and indemnification; provided, that the applicable standard of care of the Notes Collateral Agents with respect to Section 7.02, 7.03 and 7.07 of this Indenture shall be gross negligence and willful misconduct.

(f) Each Holder, by its acceptance of any Notes, is deemed to have consented and agreed to the terms of each Security Document, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture; and authorizes and empowers the Trustee and (through the Intercreditor Agreement) each Applicable Authorized Representative and Applicable Collateral Agent (each as defined in the Intercreditor Agreement) to bind the Holders and other holders of First Lien Obligations as set forth in the applicable Security Documents and Intercreditor Agreements to which they are a party and to perform its obligations and exercise its rights and powers thereunder. Notwithstanding the foregoing, no such consent or deemed consent shall be deemed or construed to represent an amendment or waiver, in whole or in part, of any provision of this Indenture or the Notes.

(g) Neither the Trustee nor the Notes Collateral Agents shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company or any Grantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

(h) Beyond the exercise of reasonable care in the custody thereof, neither the Trustee nor the Notes Collateral Agents shall have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and neither the Trustee nor the Notes Collateral Agents shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. Each of the Trustee and the Notes Collateral Agents shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or a Notes Collateral Agent in good faith.

(i) Neither the Trustee nor the Notes Collateral Agents shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Trustee or such Notes Collateral Agent, as applicable, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee and the Notes Collateral Agents shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Intercreditor Agreement or the Security Documents by the Company, the Guarantors or the Credit Agreement Collateral Agent.

(j) Notwithstanding any other provision hereof, neither the Notes Collateral Agents nor the Trustee shall have any duties or obligations hereunder or under the Intercreditor Agreement or any Security Document except those expressly set forth herein or therein. Without limiting the generality of the foregoing, in the event that a Notes Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in such Notes Collateral Agent’s or the Trustee’s sole discretion may cause it to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause it to incur liability under CERCLA or any other federal, state or local law, the Notes Collateral Agents and the Trustee each reserve the right, instead of taking such action, to either resign or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Notes Collateral Agents nor the Trustee shall be liable to any person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of a Notes Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for the Collateral to be possessed, owned, operated or managed by any person other than the Grantor, the Majority Holders shall direct the applicable Notes Collateral Agent or Trustee, as applicable, to appoint an appropriately qualified person who they shall designate to possess, own, operate or manage, as the case may be, the Collateral.

(k) For the avoidance of doubt, the Trustee and the US Collateral Agent shall act only within the United States, and shall not be subject to any foreign law, be required to act in any jurisdiction located outside the United States or be required to execute any foreign law governed document.

SECTION 12.02. Acceptance of Security Documents.

The Trustee and each Holder, by accepting any Notes and the Guarantees, acknowledges that, as more fully set forth in the Security Documents, the Collateral as now or hereafter constituted shall be for the benefit of all the Holders, the Notes Collateral Agents and the Trustee, and that the Lien granted in the Security Documents relating to the Notes in respect of the Trustee, the Notes Collateral Agents and the Holders is subject to and qualified and limited in all respects by the Security Documents and the Intercreditor Agreements and actions that may be taken thereunder. In the event of conflict between any Intercreditor Agreement, any of the Security Documents and this Indenture, the applicable Intercreditor Agreement shall control.

SECTION 12.03. Further Assurances.

The Company and each Guarantor will, and will cause each Subsidiary that is a Guarantor to, execute and deliver, or cause to be executed and delivered, to each Notes Collateral Agent, as applicable, such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type described under this Article 12 or the Security Documents (including legal opinions, title insurance policies, certificates and corporate and organizational documents)), which may be required by law or which the Trustee or a Notes Collateral Agent may, from time to time, reasonably request to carry out the terms and conditions of this Indenture and the Security Documents and to ensure perfection and priority of the Liens created or intended to be created by the Security Documents, in each case, subject to the Security Documents and the Intercreditor Agreements, all at the expense of the Grantors.

Subject to the limitations set forth above, if any material assets (including any owned real property or improvements thereon but excluding leasehold interests) (but only those securing other Senior Secured Debt) are acquired by any Grantor after the Issue Date (other than assets constituting Collateral that become subject to a Lien in favor of the Trustee upon acquisition thereof), such Grantor will cause such assets to the extent constituting Collateral to be subjected to a Lien securing the Notes Obligations and will take, and cause the Grantors to take, such actions as shall be necessary to grant and perfect such Liens; provided that, the Grantors shall only be required to cause such assets to be subject to a Lien securing the Notes Obligations if similar actions are required under the Credit Facilities to secure the obligations thereunder.

SECTION 12.04. After-Acquired Property.

If, at any time, a Restricted Subsidiary is required to become a Guarantor pursuant to Section 4.17 of this Indenture, such Restricted Subsidiary shall, at such time, promptly execute a joinder to the Security Documents and the Intercreditor Agreement, providing that such Restricted Subsidiary become a Grantor, to grant Liens on assets and pledge equity interests, in each case, that constitute Collateral to the applicable Notes Collateral Agent, in each case for the benefit of the Indenture Secured Parties (subject to the limitations set forth in this Indenture and other limitations set forth in the Security Documents and the Intercreditor Agreements), and if any Grantor acquires an asset that constitutes Collateral, such Grantor shall grant a Lien on such Collateral to the applicable Notes Collateral Agent for the benefit of the Indenture Secured Parties and perfect such Lien, subject in each case to the terms of the Security Documents and the Intercreditor Agreements.

SECTION 12.05. Mortgages.

The Company will use its commercially reasonable efforts to complete or cause to be completed on or prior to the Issue Date all filings and other similar actions required or desirable on its part in connection with the creation, perfection, protection and/or reaffirmation of such security interests in favor of the Notes and the Guarantees. In the case of material real property owned by the Company or a Grantor as of the Issue Date that will secure the Notes Obligations and constitute Collateral (each, a “Mortgaged Property”), the Company or the applicable Grantor shall deliver to the applicable Notes Collateral Agent, within 180 days after the Issue Date (or such later date that the Company delivers executed mortgage amendments and the related deliverables required pursuant to the amendment to the Credit Facilities to be entered into in connection with the Transactions, in which case the Company, prior to the expiration of such 180 day period, will provide written notice to the Trustee and the applicable Notes Collateral Agent, upon which notice the Trustee and the applicable Notes Collateral Agent may conclusively rely, that such 180 day period has been extended in accordance with this parenthetical, and will promptly notify the Trustee and the applicable Notes Collateral Agent in writing of such later date when such date is known): (A) a Mortgage on such property; (B) evidence that a counterpart of the Mortgage has been recorded or delivered to the appropriate title insurance company for recording promptly following the Issue Date, in the place necessary, to create a valid and enforceable first priority Lien, subject to the Intercreditor Agreements and Permitted Liens, in favor of such Notes Collateral Agent for the benefit of the Indenture Secured Parties; (C) American Land Title Association or other mortgagee’s title policy in form and substance reasonably satisfactory to such Notes Collateral Agent; and (D) an opinion of counsel in the state in which such parcel of real property is located; provided that, the amount of debt secured by each Mortgage in any state that imposes a mortgage tax shall be reasonably limited to an amount not more than the sum of the Notes Obligations, Existing Secured Notes Obligations and outstanding Bank Indebtedness so as to avoid multiple mortgage tax assessments; provided further, documents required to be delivered under this Section 12.05 shall be deemed acceptable to the applicable Notes Collateral Agent if such documents are in the substantially same form as those documents delivered to the Credit Agreement Collateral Agent under the analogous provision of the Credit Agreement. Notwithstanding the foregoing, each Mortgage will cease to secure the Notes Obligations if the real property subject to such Mortgage no longer secures any Senior Secured Debt (other than the Notes) and the applicable Notes Collateral Agent, at the written request of the Company, and upon receipt of an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent under this Indenture, the Security Documents and the Intercreditor Agreement to the release of such Mortgages have been complied with and that it is permitted for the Notes Collateral Agent to release such Mortgages, shall take such actions as reasonably required to release such Mortgages at such time as such Mortgages are no longer required.

SECTION 12.06. Post-Closing Obligations.

Notwithstanding anything contained herein, except as set forth in Section 12.05, if, after the use by the Grantors of commercially reasonable efforts to perfect the Trustee’s first-priority security interest in the Collateral for the benefit of the Holders on the Issue Date, such first-priority security interest cannot be perfected on the Issue Date, then the Grantors shall take commercially reasonable efforts to perfect such first-priority security interest as promptly as practicable after the Issue Date and in any event within 90 days after the Issue Date.

SECTION 12.07. Release.

The Liens on assets of a Guarantor securing the Notes Obligations will be automatically released when such Guarantor’s Guarantee is released in accordance with the terms of this Indenture. In addition, the Liens securing the Notes Obligations will be released:

(a) in whole, upon satisfaction and discharge of this Indenture as described under Section 8.06 hereto;

(b) in whole, upon a Legal Defeasance or Covenant Defeasance as described under Article 8;

(c) in whole, upon payment in full of the principal of, and premium, if any, and accrued and unpaid interest on, all of the outstanding Notes;

(d) as permitted under Article 9;

(e) in part, as to any asset constituting Collateral (A) that is sold, transferred or otherwise disposed of by the Company, Holdings or any of the Guarantors (other than to the Company, Holdings or another Guarantor) in a transaction permitted pursuant to Section 4.10 hereof (to the extent of the Collateral sold, transferred or otherwise disposed of), (B) if the Credit Agreement Collateral Agent releases or will release its lien on such Collateral, simultaneously therewith unless such release occurs in connection with a discharge in full in cash of the Credit Facilities, which discharge is not in connection with a foreclosure of, or other exercise of remedies with respect to, Collateral by the Credit Facilities Secured Parties; (C) that is Net Proceeds used for any one or more purposes permitted pursuant to Section 4.10 hereof; (D) to the extent such Collateral is comprised of property leased to a Grantor, upon termination or expiration of such lease; or (E) otherwise in accordance with, and as expressly provided for under, this Indenture and the Security Documents;

(f) with respect to the Liens on the assets of a Guarantor, upon the designation of such Guarantor as an Unrestricted Subsidiary pursuant to the terms of this Indenture;

(g) with respect to the Liens on the assets of a Guarantor, if such Guarantor becomes an Immaterial Domestic Restricted Subsidiary that is not otherwise required to provide a Guarantee under Section 4.17 or ceases to be a Subsidiary;

(h) as set forth in the Intercreditor Agreement; or

(i) with respect to the Liens on any asset to the extent not constituting Collateral.

In the event that the Trustee or a Notes Collateral Agent is requested by the Company to execute any necessary or proper instrument or document to evidence or acknowledge the release, satisfaction or termination of any Lien securing the Notes Obligations, the Trustee or such Notes Collateral Agent, as applicable, shall be entitled to receive an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent under this Indenture, the Security Documents and the Intercreditor Agreement to such release have been complied with and that it is permitted for the Trustee and/or such Notes Collateral Agent to execute and deliver the instruments or documents requested by the Company in connection with such release. Any such instrument or document shall be prepared by the Company. Neither the Trustee nor the Notes Collateral Agents shall be liable for any such release undertaken in reliance upon any such Officers’ Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Security Document or in the Intercreditor Agreement to the contrary, neither the Trustee nor the Notes Collateral Agents shall be under any obligation to release any such Lien, or execute and deliver any such instrument or document of release, satisfaction or termination with respect thereto (including, for the avoidance of doubt, with respect to the release of any Mortgage), unless and until it receives such Officers’ Certificate and Opinion of Counsel, upon which it shall be entitled to conclusively rely.

SECTION 12.08. Enforcement of Remedies.

Notwithstanding anything to the contrary herein, any enforcement of the Guarantees or any remedies with respect to the Collateral under the Security Documents is subject to the provisions of the Intercreditor Agreements.

SECTION 12.09. Compensation and Indemnification.

Each Notes Collateral Agent shall be entitled to the compensation and indemnification set forth in Section 7.07 hereof (with the references to the Trustee therein being deemed to refer to the Notes Collateral Agents and references to this Indenture therein being deemed to refer to this Indenture and the Security Documents) and subject to Section 12.01(e) hereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

Very truly yours,

TRANSDIGM GROUP INCORPORATED

By:	/s/ Sarah Wynne
Name: Sarah Wynne
Title:Chief Financial Officer

TRANSDIGM INC.

By:	/s/ Sarah Wynne
Name: Sarah Wynne
Title:Chief Financial Officer

[Signature Page – Secured Notes Indenture] [2029 Notes]

4455 GENESEE STREET, LLC

4455 GENESEE PROPERTIES, LLC

703 CITY CENTER BOULEVARD, LLC

ACME AEROSPACE, INC.

ADAMS RITE AEROSPACE, INC.

AEROCONTROLEX GROUP, INC.

AIRBORNE ACQUISITION, INC.

AIRBORNE GLOBAL, INC.

AIRBORNE HOLDINGS, INC.

AIRBORNE SYSTEMS NA INC.

AIRBORNE SYSTEMS NORTH AMERICA INC.

AIRBORNE SYSTEMS NORTH AMERICA OF CA INC.

AMSAFE GLOBAL HOLDINGS, INC.

AMSAFE, INC.

ANGUS ELECTRONICS CO.

APICAL INDUSTRIES, INC.

ARKWIN INDUSTRIES, INC.

ARMTEC COUNTERMEASURES CO.

ARMTEC COUNTERMEASURES TNO CO.

ARMTEC DEFENSE PRODUCTS CO.

ASHFORD PROPERTIES, LLC

AUXITROL WESTON USA, INC.

AVIATION TECHNOLOGIES, INC.

AVIONICS SPECIALTIES, INC.

AVTECHTYEE, INC.

BRIDPORT HOLDINGS, INC.

BRIDPORT-AIR CARRIER, INC.

BRUCE AEROSPACE INC.

CALSPAN AERO SYSTEMS ENGINEERING LLC

CALSPAN AIR FACILITIES, LLC

CALSPAN AIR SERVICES, LLC

CALSPAN ASE PORTUGAL, INC.

CALSPAN HOLDINGS, LLC

CALSPAN, LLC

CALSPAN SYSTEMS LLC

CALSPAN TECHNOLOGY ACQUISITION LLC

By:	/s/ Liza Sabol
Name: Liza Sabol
Title: Treasurer

[Signature Page – Secured Notes Indenture] [2029 Notes]

CHELTON AVIONICS HOLDINGS, INC.

CHELTON AVIONICS, INC.

CHELTON DEFENSE PRODUCTS, INC.

CTHC LLC

DART AEROSPACE USA, INC.

DART BUYER, INC.

DART HELICOPTER SERVICES, INC.

DART INTERMEDIATE, INC.

DART TOPCO, INC.

DATA DEVICE CORPORATION

DUKES AEROSPACE, INC.

ESTERLINE INTERNATIONAL COMPANY

ESTERLINE TECHNOLOGIES CORPORATION

GENESEE HOLDINGS, LLC

GENESEE HOLDINGS II, LLC

GENESEE HOLDINGS III, LLC

HARTWELL CORPORATION

HELI TECH, INC.

HYTEK FINISHES CO.

ILC HOLDINGS, INC.

JANCO CORPORATION

KIRKHILL INC.

KORRY ELECTRONICS CO.

LEACH HOLDING CORPORATION

LEACH INTERNATIONAL CORPORATION

LEACH TECHNOLOGY GROUP, INC.

MARATHONNORCO AEROSPACE, INC.

MASON ELECTRIC CO.

MCKECHNIE AEROSPACE DE, INC.

MCKECHNIE AEROSPACE HOLDINGS, INC.

NAT SEATTLE INC.

NMC GROUP, INC.

NORTH HILLS SIGNAL PROCESSING CORP.

NORWICH AERO PRODUCTS INC.

OFFSHORE HELICOPTER SUPPORT SERVICES, INC.

By:	/s/ Liza Sabol
Name: Liza Sabol
Title: Treasurer

[Signature Page – Secured Notes Indenture] [2029 Notes]

PALOMAR PRODUCTS, INC.

PARAVION TECHNOLOGY, INC.

PEXCO AEROSPACE, INC.

PNEUDRAULICS, INC.

POWER DEVICE CORPORATION

SEMCO INSTRUMENTS, INC.

SHIELD RESTRAINT SYSTEMS, INC.

SIMPLEX MANUFACTURING, CO.

SKANDIA, INC.

SKURKA AEROSPACE INC.

TA AEROSPACE CO.

TACTAIR FLUID CONTROLS, INC.

TDG ESL HOLDINGS INC.

TEAC AEROSPACE TECHNOLOGIES, INC.

TEXAS ROTRONICS, INC.

YOUNG & FRANKLIN INC.

By:	/s/ Liza Sabol
Name: Liza Sabol
Title: Treasurer

[Signature Page – Secured Notes Indenture] [2029 Notes]

17111 WATERVIEW PKWY LLC

By: Esterline Technologies Corporation, as its manager

BETA TRANSFORMER TECHNOLOGY LLC

By: Power Device Corporation, as its sole member

CMC ELECTRONICS AURORA LLC

By: Esterline Technologies Corporation, as its sole member

ELECTROMECH TECHNOLOGIES LLC

By: McKechnie Aerospace US LLC, as its sole member

By: McKechnie Aerospace DE, Inc., as its sole member

ESTERLINE EUROPE COMPANY LLC

By: Esterline Technologies Corporation, as its sole member

ESTERLINE TECHNOLOGIES SGIP, LLC

By: Esterline Technologies Corporation, as its manager

JOHNSON LIVERPOOL LLC

By: Young & Franklin Inc., as its sole member

LEACH MEXICO HOLDING LLC

By: Leach International Corporation, as its sole member

MCKECHNIE AEROSPACE US LLC

By: McKechnie Aerospace DE, Inc., as its sole member

NORTH HILLS SIGNAL PROCESSING OVERSEAS LLC

By: North Hills Signal Processing Corp., as its sole member

TRANSICOIL LLC

By: Aviation Technologies, Inc., as its sole member

By:	/s/ Liza Sabol
Name: Liza Sabol
Title: Treasurer

[Signature Page – Secured Notes Indenture] [2029 Notes]

AEROSONIC LLC

AVIONIC INSTRUMENTS LLC

BREEZE-EASTERN LLC

CDA INTERCORP LLC

CEF INDUSTRIES, LLC

CHAMPION AEROSPACE LLC

HARCOSEMCO LLC

NORDISK AVIATION PRODUCTS LLC

By: Telair US LLC, as its sole member

SCHNELLER LLC

SYMETRICS INDUSTRIES, LLC

TELAIR US LLC

WHIPPANY ACTUATION SYSTEMS, LLC

Each By: TransDigm Inc., as its sole member

By:	/s/ Sarah Wynne
Name: Sarah Wynne
Title: Chief Financial Officer

AIRBORNE SYSTEMS NORTH AMERICA OF NJ INC.

By:	/s/ Sarah Wynne
Name: Sarah Wynne
Title: Chairman of the Board and
Chief Executive Officer

BRIDPORT ERIE AVIATION, INC.

By:	/s/ Liza Sabol
Name: Liza Sabol
Title: Chairman of the Board and President

TRANSDIGM UK HOLDINGS LIMITED

By:	/s/ Liza Sabol
Name: Liza Sabol
Title: Director

[Signature Page – Secured Notes Indenture] [2029 Notes]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee and the US Collateral Agent

By:	/s/ Marie A. Hattinger
Name: Marie A. Hattinger
Title: Vice President

THE BANK OF NEW YORK MELLON, as the UK Collateral Agent

By:	/s/ Francine Kincaid
Name: Francine Kincaid
Title: Vice President

[Signature Page – Secured Notes Indenture] [2029 Notes]

RULE 144A/REGULATION S APPENDIX

PROVISIONS RELATING TO THE NOTES

1. Definitions

1. Definitions

For the purposes of this Appendix the following terms shall have the meanings indicated below:

“Definitive Note” means a certificated Note bearing, if required, the restricted securities legend set forth in Section 2.3(e).

“Depository” means The Depository Trust Company, its nominees and their respective successors.

“Distribution Compliance Period”, with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (i) the day on which such Notes are first offered to Persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S and (ii) the issue date with respect to such Notes.

“Initial Purchasers” means (1) with respect to the Initial Notes issued on the Issue Date, Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., KKR Capital Markets LLC, Capital One Securities, Inc., Barclays Capital Inc., HSBC Securities (USA) Inc., Wells Fargo Securities, LLC, BofA Securities, Inc., BMO Capital Markets Corp., PNC Capital Markets LLC and RBC Capital Markets, LLC and (2) with respect to each issuance of Additional Notes, the Persons purchasing or underwriting such Additional Notes under the related Purchase Agreement.

“Initial Notes” means $2,200,000,000 aggregate principal amount of 6.375% Senior Secured Notes due 2029 issued on the Issue Date.

“Issue Date” means February 27, 2024.

“Purchase Agreement” means (1) with respect to the Initial Notes issued on the Issue Date, the Purchase Agreement dated February 12, 2024, among the Company, Holdings, the Guarantors and Goldman Sachs & Co. LLC, as representative of the initial purchasers of the Notes, and (2) with respect to each issuance of Additional Notes, the purchase agreement or underwriting agreement among the Company and the Persons purchasing or underwriting such Additional Notes.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Notes Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Notes” means the Initial Notes and the Additional Notes, treated as a single class.

“Securities Custodian” means the custodian with respect to a Global Note (as appointed by the Depository), or any successor Person thereto and shall initially be the Trustee.

1.2 Other Definitions

Term	Defined in Section:
“Agent Members”	2.1(b)
“Global Notes”	2.1(a)
“Permanent Regulation S Global Note”	2.1(a)
“Regulation S”	2.1(a)
“Regulation S Global Notes”	2.1(a)
“Rule 144A”	2.1(a)
“Rule 144A Global Note”	2.1(a)
“Temporary Regulation S Global Note”	2.1(a)

2. The Notes.

2.1(a) Form and Dating. The Notes will be offered and sold by the Company pursuant to a Purchase Agreement. The Notes will be resold initially only to (i) persons reasonably believed to be QIBs in reliance on Rule 144A under the Securities Act (“Rule 144A”) and (ii) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S under the Securities Act (“Regulation S”). Notes may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S, in each case, subject to the restrictions on transfer set forth herein. Notes initially resold pursuant to Rule 144A shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form (collectively, the “Rule 144A Global Note”) and Notes initially resold pursuant to Regulation S shall be issued initially in the form of one or more temporary global notes in fully registered form (collectively, the “Temporary Regulation S Global Note”), in each case without interest coupons and with the global notes legend and restricted notes legend set forth in Exhibit A hereto, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Notes Custodian, and registered in the name of the Depository or a nominee of the Depository, duly executed by the Company and authenticated by the Trustee as provided in this Indenture. Except as set forth in this Section 2.1(a), beneficial ownership interests in the Temporary Regulation S Global Note (x) will not be exchangeable for interests in the Rule 144A Global Note, a permanent global note (the “Permanent Regulation S Global Note” and, together with the Temporary Regulation S Global Notes, the “Regulation S Global Notes”), or any other Note prior to the expiration of the Distribution Compliance Period and (y) after the expiration of the Distribution Compliance Period, may be exchanged for interests in a Rule 144A Global Note or the Permanent Regulation S Global Note only upon certification that beneficial ownership interests in such Temporary Regulation S Global Note are owned either by non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act.

Beneficial interests in a Temporary Regulation S Global Note may be exchanged for interests in a Rule 144A Global Note if (1) such exchange occurs in connection with a transfer of Securities in compliance with Rule 144A, and (2) the transferor of the beneficial interest in such Temporary Regulation S Global Note first delivers to the Trustee a written certificate (in a form satisfactory to the Trustee) to the effect that the beneficial interest in such Temporary Regulation S Global Note is being transferred (a) to a Person who the transferor reasonably believes to be a QIB, (b) to a Person who is purchasing for its own account or the account of a QIB in a transaction meeting the requirements of Rule 144A and (c) in accordance with all applicable securities laws of the States of the United States and other jurisdictions.

Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if applicable).

The Rule 144A Global Note, the Temporary Regulation S Global Note and the Permanent Regulation S Global Note are collectively referred to herein as “Global Notes”. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository and the Notes Custodian as hereinafter provided.

(b) Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the Depository.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(b), authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Depository for such Global Note or Global Notes or the nominee of such Depository and (b) shall be delivered by the Trustee to such Depository or pursuant to such Depository’s instructions or held by the Notes Custodian.

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository or by the Notes Custodian or under such Global Note, and the Company, the Trustee and any agent of the Company or the Trustee shall be entitled to treat the Depository as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of such Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(c) Certificated Notes. Except as provided in this Section 2.1 or Sections 2.3 or 2.4, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

2.2 Authentication. The Trustee shall authenticate and deliver: (1) on the Issue Date, an aggregate principal amount of $2,200,000,000 of 6.375% Senior Secured Notes due 2029; and (2) any Additional Notes for an original issue in an aggregate principal amount specified in the written order of the Company pursuant to Section 2.02 of the Indenture, in each case upon a written order of the Company signed by two Officers. Such order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and, in the case of any issuance of Additional Notes pursuant to Section 2.14 of the Indenture, shall certify that such issuance is in compliance with Section 4.09 of the Indenture.

2.3 Transfer and Exchange. (a) Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to a Registrar with a request:

(x) to register the transfer of such Definitive Notes; or

(y) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(ii) if such Definitive Notes are required to bear a restricted securities legend, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act, pursuant to Section 2.3(b) or pursuant to clause (A), (B) or (C) below, and are accompanied by the following additional information and documents, as applicable:

(A) if such Definitive Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect; or

(B) if such Definitive Notes are being transferred to the Company, a certification to that effect; or

(C) if such Definitive Notes are being transferred (x) pursuant to an exemption from registration in accordance with Rule 144A, Regulation S or Rule 144 under the Securities Act; or (y) in reliance upon another exemption from the requirements of the Securities Act: (x) a certification to that effect (in the form set forth on the reverse of the Note) and (y) if the Company so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(e)(i).

(b) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Security. A Definitive Note may not be exchanged for a beneficial interest in a Rule 144A Global Security or a Permanent Regulation S Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by appropriate instruments of transfer, in form satisfactory to the Trustee, together with:

(i) certification, in the form set forth on the reverse of the Note, that such Definitive Note is either (A) being transferred to a QIB in accordance with Rule 144A or (B) is being transferred after expiration of the Distribution Compliance Period by a Person who initially purchased such Note in reliance on Regulation S to a buyer who elects to hold its interest in such Note in the form of a beneficial interest in the Permanent Regulation S Global Note; and

(ii) written instructions directing the Trustee to make, or to direct the Notes Custodian to make, an adjustment on its books and records with respect to such Rule 144A Global Note (in the case of a transfer pursuant to clause (b)(i)(A)) or Permanent Regulation S Note (in the case of a transfer pursuant to clause (b)(i)(B)) to reflect an increase in the aggregate principal amount of the Notes represented by the Rule 144A Global Note or Permanent Regulation S Global Note, as applicable, such instructions to contain information regarding the Depository account to be credited with such increase, then the Trustee shall cancel such Definitive Note and cause, or direct the Notes Custodian to cause, in accordance with the standing instructions and procedures existing between the Depository and the Notes Custodian, the aggregate principal amount of Notes represented by the Rule 144A Global Note or Permanent Regulation S Global Note, as applicable, to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Rule 144A Global Note or Permanent Regulation S Global Note, as applicable, equal to the principal amount of the Definitive Note so canceled. If no Rule 144A Global Notes or Permanent Regulation S Global Notes, as applicable, are then outstanding, the Company shall issue, and the Trustee shall authenticate, upon written order of the Company in the form of an Officers’ Certificate, a new Rule 144A Global Note or Permanent Regulation S Global Note, as applicable, in the appropriate principal amount.

(c) Transfer and Exchange of Global Notes. (i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depository, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with a beneficial interest in the Global Note. The Registrar shall, in accordance with such instructions, instruct the Depository to credit to the account of the Person specified in such instructions a beneficial interest in the Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Appendix (other than the provisions set forth in Section 2.4), a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

(iv) In the event that a Global Note is exchanged for Definitive Notes pursuant to Section 2.4 of this Appendix, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Notes intended to ensure that such transfers comply with Rule 144A or Regulation S, as the case may be) and such other procedures as may from time to time be adopted by the Company.

(d) Restrictions on Transfer of Temporary Regulation S Global Notes. During the Distribution Compliance Period, beneficial ownership interests in Temporary Regulation S Global Notes may be sold, pledged or transferred only (i) to the Company, (ii) in an offshore transaction in accordance with Regulation S (other than a transaction resulting in an exchange for interest in a Permanent Regulation S Global Note) or (iii) pursuant to an effective registration statement under the Act, in each case in accordance with any applicable securities laws of any state of the United States.

(e) Legend.

(i) Except as permitted by the following paragraphs (ii), (iii) and (iv), each Note certificate evidencing the Global Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form:

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO THE COMPANY, (II) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (III) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (IV) PURSUANT TO EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (V) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (VI) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (VI) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

Each Definitive Note will also bear the following additional legend:

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

(ii) Upon any sale or transfer of a Note (including any Note represented by a Global Note) pursuant to Rule 144 under the Securities Act, the Registrar shall permit the transferee thereof to exchange such Note for a certificated Note that does not bear the legend set forth above and rescind any restriction on the transfer of such Note, if the transferor thereof certifies in writing to the Registrar that such sale or transfer was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Note).

(f) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, redeemed, purchased or canceled, such Global Note shall be returned to the Depository for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for certificated Notes, redeemed, purchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced, and an adjustment shall be made on the books and records of the Trustee (if it is then the Securities Custodian) with respect to such Global Note, by the Trustee or the Securities Custodian, to reflect such reduction.

(g) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.4 Certificated Notes.

(a) A Global Note deposited with the Depository or with the Trustee as custodian for the Depository pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 hereof and (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for such Global Note or if at any time such Depository ceases to be a “clearing agency” registered under the Exchange Act and, in either case, a successor Depository is not appointed by the Company within 90 days of such notice, (ii) the Company, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes under this Indenture or (iii) an Event of Default has occurred and is continuing.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section shall be surrendered by the Depository to the Trustee at the Corporate Trust Office of the Trustee to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section shall be executed, authenticated and delivered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof and registered in such names as the Depository shall direct. Any Definitive Note delivered in exchange for an interest in a Note shall, except as otherwise provided by Section 2.3(e) hereof, bear the restricted securities legend and definitive note legend set forth in Exhibit A hereto.

(c) Subject to the provisions of Section 2.4(b) hereof, the registered Holder of a Global Note shall be entitled to grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d) In the event of the occurrence of one of the events specified in Section 2.4(a) hereof, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes in definitive, fully-registered form without interest coupons.

EXHIBIT A

TO

RULE 144A/REGULATION S APPENDIX

[FORM OF FACE OF NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[For Regulation S Global Note Only]

UNTIL 40 DAYS AFTER THE LATER OF COMMENCEMENT OR COMPLETION OF THE OFFERING, AN OFFER OR SALE OF NOTES WITHIN THE UNITED STATES BY A DEALER (AS DEFINED IN THE U.S. SECURITIES ACT) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IF SUCH OFFER OR SALE IS MADE OTHERWISE THAN IN ACCORDANCE WITH RULE 144A THEREUNDER.

[Restricted Notes Legend]

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO THE COMPANY, (II) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (III) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (IV) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (V) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (VI) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (VI) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

[Temporary Regulation S Global Note Legend]

EXCEPT AS SET FORTH BELOW, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE WILL NOT BE EXCHANGEABLE FOR INTERESTS IN THE PERMANENT REGULATION S GLOBAL NOTE OR ANY OTHER SECURITY REPRESENTING AN INTEREST IN THE NOTES REPRESENTED HEREBY WHICH DO NOT CONTAIN A LEGEND CONTAINING RESTRICTIONS ON TRANSFER, UNTIL THE EXPIRATION OF THE “40-DAY DISTRIBUTION COMPLIANCE PERIOD” (WITHIN THE MEANING OF RULE 903(b)(3) OF REGULATION S UNDER THE SECURITIES ACT) AND THEN ONLY UPON CERTIFICATION IN FORM REASONABLY SATISFACTORY TO THE TRUSTEE THAT SUCH BENEFICIAL INTERESTS ARE OWNED EITHER BY NON-U.S. PERSONS OR U.S. PERSONS WHO PURCHASED SUCH INTERESTS IN A TRANSACTION THAT DID NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT. DURING SUCH 40-DAY DISTRIBUTION COMPLIANCE PERIOD, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE MAY ONLY BE SOLD, PLEDGED OR TRANSFERRED (I) TO THE COMPANY, (II) OUTSIDE THE UNITED STATES IN A TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, OR (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. HOLDERS OF INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE WILL NOTIFY ANY PURCHASER OF THIS NOTE OF THE RESALE RESTRICTIONS REFERRED TO ABOVE, IF THEN APPLICABLE.

AFTER THE EXPIRATION OF THE DISTRIBUTION COMPLIANCE PERIOD, BENEFICIAL INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE MAY BE EXCHANGED FOR INTERESTS IN A RULE 144A GLOBAL NOTE ONLY IF (1) SUCH EXCHANGE OCCURS IN CONNECTION WITH A TRANSFER OF THE

NOTES IN COMPLIANCE WITH RULE 144A AND (2) THE TRANSFEROR OF THE REGULATION S GLOBAL NOTE FIRST DELIVERS TO THE TRUSTEE A WRITTEN CERTIFICATE (IN THE FORM ATTACHED TO THIS CERTIFICATE) TO THE EFFECT THAT THE REGULATION S GLOBAL NOTE IS BEING TRANSFERRED TO A PERSON (A) WHO THE TRANSFEROR REASONABLY BELIEVES TO BE A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A, (B) PURCHASING FOR ITS OWN ACCOUNT OR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, AND (C) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

BENEFICIAL INTEREST IN A RULE 144A GLOBAL NOTE MAY BE TRANSFERRED TO A PERSON WHO TAKES DELIVERY IN THE FORM OF AN INTEREST IN THE REGULATION S GLOBAL SECURITY, WHETHER BEFORE OR AFTER THE EXPIRATION OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD, ONLY IF THE TRANSFEROR FIRST DELIVERS TO THE TRUSTEE A WRITTEN CERTIFICATE (IN THE FORM ATTACHED TO THIS CERTIFICATE) TO THE EFFECT THAT IF SUCH TRANSFER IS BEING MADE IN ACCORDANCE WITH RULE 903 OR 904 OF REGULATION S OR RULE 144 (IF AVAILABLE).

[Definitive Notes Legend]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

CUSIP:

ISIN:

TRANSDIGM INC.

No.	$

6.375% SENIOR SECURED NOTES DUE 2029

TRANSDIGM INC., a Delaware corporation, promises to pay to “Cede & Co.”, or registered assigns, the principal sum of [    ] ($[    ]) on March 1, 2029.

Interest Payment Dates: March 1 and September 1, commencing on September 1, 2024

Record Dates: February 15 and August 15

Dated: [    ].

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

Dated:

TRANSDIGM INC.,

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee, certifies that this is one of the Notes referred to in the within-mentioned Indenture.

By:
Authorized Signatory

Dated:

[FORM OF REVERSE SIDE OF NOTE]

6.375% SENIOR SECURED NOTES DUE 2029

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. TransDigm Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture, being herein called the “Company”), promises to pay interest on the principal amount of this Note at 6.375% per annum until Maturity. The Company shall pay interest semi-annually on March 1 and September 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if there is no existing Default in the payment of interest, and if this Note is authenticated after March 1, 2024 and between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be September 1, 2024. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is equal to the interest rate on the Note then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment. The Company will pay interest on the Notes (except defaulted interest), if any, to the Persons who are registered Holders at the close of business on the February 15 or August 15 preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4. Indenture. The Company issued the Notes under an Indenture dated as of February 27, 2024 (the “Indenture”) among the Company, Holdings, the Guarantors, The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”) and a notes collateral agent (the “US Collateral Agent”), and The Bank of New York Mellon, as a notes collateral agent (the “UK Collateral Agent”; each of the US Collateral Agent and the UK Collateral Agent, individually, a “Notes Collateral Agent” and, collectively, the “Notes Collateral Agents”). The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are obligations of the Company.

5. Optional Redemption.

Beginning on the Initial Redemption Date, the Company shall be entitled to redeem the Notes (which includes Additional Notes, if any) at its option, in whole or in part, upon not less than 10 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date) if redeemed during the twelve-month period commencing on March 1 of the year set forth below:

Year	Percentage
2026	103.188%
2027	101.594%
2028 and thereafter	100.000%

In addition, prior to March 1, 2026, the Company shall be entitled at its option on one or more occasions to redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 40% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 106.375%, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with an amount not to exceed the net cash proceeds from one or more Equity Offerings (provided that if the Equity Offering is an offering by Holdings, a portion of the Net Cash Proceeds thereof equal to the amount required to redeem any such Notes by the Company is contributed to the equity capital of the Company); provided, however, that: (1) at least 60% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and (2) each such redemption occurs within 90 days after the date of the related Equity Offering.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Company’s discretion, be subject to the completion of the related Equity Offering.

Prior to March 1, 2026, the Company shall be entitled at its option to redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption shall be sent to The Depository Trust Company (“DTC”), in the case of Global Notes, or mailed by first-class mail to each Holder’s registered address in the case of certificated notes (and, to the extent permitted by applicable procedures and regulations, electronically), not less than 10 nor more than 60 days prior to the redemption date.

The Trustee shall have no responsibility with respect to the determination of any redemption price.

6. No Mandatory Redemption.

The Company shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

7. Repurchase at Option of Holder.

If a Change of Control occurs, each Holder will have the right to require that the Company purchase all or a portion of such Holder’s Notes pursuant to the offer described in the Indenture (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase. Within 30 days following the date upon which the Change of Control occurred, the Company must send in the case of Global Notes, through the facilities of DTC, and in the case of certificated notes, by first class mail, a notice to the Trustee and each Holder, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a Note purchased pursuant to a Change of Control Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

If the Company or a Restricted Subsidiary consummates any Asset Sales, under certain circumstances, the Company is required to commence an offer to all Holders (a “Net Proceeds Offer”) pursuant to Section 3.09 of the Indenture. The Net Proceeds Offer may also be made to holders of other Senior Secured Debt of the Company or a Restricted Subsidiary of the Company requiring the making of such an offer. Pursuant to the Net Proceeds Offer, the Company shall offer to purchase, on a pro rata basis, the maximum amount of Notes and, if it so elects, such other Senior Secured Debt that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of their principal amount (or, in the event such other Senior Secured Debt was issued with significant original issue discount, 100% of the accreted value thereof) plus accrued and unpaid interest thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture (or, in respect of such other Senior Secured Debt, such lesser price, if any, as may be provided for by the terms of such Senior Secured Debt). To the extent that the aggregate amount of Notes or such other Senior Secured Debt tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use such deficiency for general corporate purposes or for any other purpose not prohibited by the Indenture. If the aggregate principal amount of Notes or such other Senior Secured Debt surrendered by holders thereof exceeds the amount of Net Proceeds Offer Amount, the Company shall select the Notes to be purchased in accordance with the depository’s procedures (based on amounts tendered). Holders of Notes that are the subject of an offer to purchase will receive a Net Proceeds Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.

8. Notice of Redemption. Notice of redemption will be sent to DTC in case of Global Notes and in the case of certificated notes mailed at least 10 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption.

9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered, and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes during a period beginning at the opening of business 15 days before the day of the mailing of notice of redemption and ending at the close of business on such day or during the period between a record date and the next succeeding Interest Payment Date.

10. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

11. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture, the Guarantees, the Notes, any Security Document or the Intercreditor Agreement may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then-outstanding Notes, if any, voting as a single class, and any existing default or compliance with any provision of the Indenture, the Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then-outstanding Notes, if any, voting as a single class. Without the consent of any Holder, the Indenture, the Guarantees or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of Article 2 of the Indenture or the Appendix to the Indenture relating to the form of the Notes (including the related definitions) in a manner that does not materially adversely affect any Holder, to provide for the assumption of the Company’s, Holdings’ or any Guarantor’s obligations to Holders by a successor to the Company, Holdings or a Guarantor pursuant to Section 5.01 of the Indenture, to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder, to provide for the issuance of Notes issued after the Issue Date in accordance with the limitations set forth in the Indenture, to allow any Guarantor to execute a supplemental indenture to the Indenture, a joinder to the Security Documents or the Intercreditor Agreement and/or a Guarantee with respect to the Notes, to provide for the issuance of exchange notes or private exchange notes, to conform the text of the Indenture, the Guarantees or the Notes to any provision in the Description of Notes or to the extent that such provision in the Description of Notes was intended to be a verbatim recitation of a provision in the Indenture, the Guarantees or the Notes, to add assets to the Collateral or release Collateral from any Lien as permitted under the Indenture, to mortgage, pledge, hypothecate or grant any other Lien in favor of the Indenture Secured Parties, to provide extensions with respect to timing for, or modifications to the ministerial or administrative requirements for granting Liens, to the extent not prohibited under the Intercreditor Agreements and/or the Security Documents, to enter into intercreditor arrangements with respect to the Secured Debt or to provide for the succession of any parties to the Security Documents or the Intercreditor Agreement (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extensions, substitution, refinancing, restructuring, replacement, supplementing or other modification to the Credit Facilities or other Secured Debt.

12. Defaults and Remedies. Events of Default include: (i) the failure to pay interest on any Notes when the same becomes due and payable if the default continues for a period of 30 days; (ii) the failure to pay the principal on any Notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer on the date specified for such payment in the applicable offer to purchase); (iii) a default in the observance or performance of any other covenant or agreement contained in the Indenture if the default continues for a period of 60 days (or 180 days in the case of the covenant described under Section 4.03 of the Indenture) after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the then-outstanding principal amount of the Notes (except in the case of a default with respect to Section 5.01 of the Indenture, which will constitute an Event of Default with such notice requirement but without such passage of time requirement); (iv) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Significant Subsidiary of the Company (other than a Securitization Entity), or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $50.0 million or more at any time; (v) one or more judgments in an aggregate amount in excess of $50.0 million shall have been rendered against the Company or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; (vi) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; and (vii) with respect to any Collateral having a fair market value in excess of $50 million, individually or in the aggregate, unless such Collateral has been released from the Liens in accordance with the provisions of the Indenture, the Security Documents and the Intercreditor Agreement, (x) the security interest with respect to such Collateral under any Security Document or the Intercreditor Agreement shall fail to be in full force and effect, for any reason, and such failure should continue for 60 days or (y) the assertion by the Company or any Guarantor, in any pleading in any court of competent jurisdiction, that any security interest with respect to such Collateral under any Security Documents or the

Intercreditor Agreement is invalid or unenforceable. If an Event of Default (other than an Event of Default specified in clause (vi) above with respect to the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then-outstanding Notes may declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy with respect to the Company or any of its Significant Subsidiaries, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture, the Security Documents, the Intercreditor Agreement or the Notes except as provided in the Indenture, the Security Documents and the Intercreditor Agreement, as applicable. Subject to certain limitations, Holders of a majority in principal amount of the then-outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then-outstanding, by notice to the Trustee, may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

13. Guarantee. The payment by the Company of the principal of, and premium and interest on, the Notes is fully and unconditionally guaranteed on a joint and several senior basis by Holdings and each of the Guarantors.

14. Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

15. No Recourse Against Others. A past, present or future director, officer, employee, incorporator or stockholder of Holdings, the Company or any Guarantor (other than the Company, Holdings or any Guarantor), as such, shall not have any liability for any obligations of Holdings, the Company or such Guarantor under the Notes, the Guarantees, the Indenture or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

16. Authentication. This Note shall not be valid until authenticated by the manual or electronic signature of the Trustee or an authenticating agent.

17. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (=Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18. CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP or ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder, upon written request and without charge, a copy of the Indenture. Requests may be made to:

TransDigm Inc.

1301 East 9th Street, Suite 3000

Cleveland, OH 44114

Attention: Chief Financial Officer

19. Collateral and Security. The Notes and Guarantees will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture, the Intercreditor Agreement and the Security Documents. The Notes Collateral Agents will hold the Collateral for the benefit of the Indenture Secured Parties, in each case pursuant to the Indenture, the Security Documents and the Intercreditor Agreements. Each Holder, by accepting this Note, consents and agrees to the terms of the Indenture, the Security Documents (including the provisions providing for the foreclosure and release of Collateral) and the Intercreditor Agreements, as the same may be in effect or may be amended from time to time in accordance with their terms, and authorizes and directs each Notes Collateral Agent to enter into the Security Documents, as applicable, and the Intercreditor Agreements, and to perform its obligations and exercise its rights thereunder in accordance therewith.

20. Designated Senior Debt. The Company, Holdings and each Guarantor hereby designate the Notes Obligations and the Guarantees as “Designated Senior Debt” (as defined by the Indenture dated February 13, 2019, among the Company, Holdings, the subsidiary guarantors from time to time party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee, for the 2027 7.50% Notes), for all purposes of the 2027 5.50% Notes, the 2027 7.50% Notes, the 2029 4.625% Notes and the 2029 4.875% Notes.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

Assignee’s Legal Name, Address, and Zip Code

Assignee’s soc. sec. or tax I.D. No.

and irrevocably appoint      agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

_______________________________________________________

Date: ________________ Your Signature: ____________________

_______________________________________________________

Sign exactly as your name appears on the other side of this Note.

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the period referred to in Rule 144 under the Securities Act after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Company or any Affiliate of the Company, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐ to the Company; or

(2)

☐   inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act; or

(3)	☐ outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act; or

(4)	☐ pursuant to the exemption from registration provided by Rule 144 under the Securities Act; or

(5)	☐ pursuant to another available exemption from registration under the Securities Act; or

(6)	☐ pursuant to an effective registration statement under the Securities Act;

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (3), (4) or (5) is checked, the Trustee shall be entitled to require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, such as the exemption provided by Rule 144 under such Act.

Signature
Signature Guarantee:

Signature must be guaranteed	Signature

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

NOTICE: To be executed by an executive officer

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal amount of this Global Note	Amount of increase in Principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase)	Signature of authorized officer of Trustee or Custodian for the Notes

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the box:

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, state the amount in principal amount: $

Dated:	Your Signature:
(Sign exactly as your name appears on the other side of this Security.)

Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.